Exhibit 8

2 SECTION 1 – VOTING INFORMATION	ROYAL BANK OF CANADA

Management Proxy Circular
As of January 10, 2007, except as otherwise provided.

Section 1	Voting information

Who is soliciting my proxy?
The management of the Bank is soliciting your proxy for use at the Bank’s Annual Meeting of Common Shareholders.
What will I be voting on?
You will be voting on:
•	election of directors (see page 4);

•	appointment of Deloitte & Touche LLP as the Bank’s auditor (see page 9);

•	a resolution to amend the Bank’s stock option plan (see pages 11 and 12); and

•	shareholder proposals (see page 12).
How will these matters be decided at the meeting?
A simple majority of the votes cast, by proxy or in person, will constitute approval of each of the matters specified in this Circular.
How many votes do I have?
Subject to the voting restrictions noted below, you will have one vote for every Common Share of the Bank you own at the close of business on January 11, 2007, the record date for the meeting.
     If you acquired your shares after the record date, please see the instructions below under the heading “How can I vote shares acquired subsequent to the record date?”
Voting restrictions
Shares cannot be voted either in person or by proxy if they are beneficially owned by:
•	the government of Canada or of a province;

•	the government of a foreign country or of any political subdivision of a foreign country;

•	an agency of any of these entities;

•	any person who has acquired a significant interest in any class of shares of the Bank (more than 10% of the class) without the approval of the Minister of Finance; or

•	any person who has a significant interest in any class of shares of the Bank (more than 10% of the class) and who has a significant interest in any class of shares of another widely held bank with equity of $5 billion or more.
In addition, no person and no entity controlled by any person may cast votes in respect of any shares beneficially owned by the person or the entity that represent, in the aggregate, more than 20% of the eligible votes.
How many shares are eligible to vote?
The number of Common Shares outstanding on January 11, 2007, is indicated under the heading “Important” in the Notice of Annual Meeting of Common Shareholders. Subject to certain restrictions under the Bank Act, these shares are eligible to be voted at the meeting.
     To the knowledge of the Bank’s directors and officers, no person owns or exercises control or direction over more than 10% of the outstanding Common Shares.
How do I vote?
You can own Common Shares of the Bank as a registered or non-registered shareholder. If your shares are not registered in your own name, they will be held in the name of a “nominee,” which is usually a trust company, securities broker or other financial institution. If you are a registered shareholder eligible to vote, you can vote your shares in person at the meeting or by proxy, as explained below.
     If your shares are held in the name of a nominee, please see the instructions below under the headings “How can a non-registered shareholder vote?” and “How can a non-registered shareholder vote in person at the meeting?”
How can I vote shares acquired subsequent to the record date?
To vote shares you acquired as a registered shareholder subsequent to the record date, you must, not later than 10 days before the meeting:
•	request that the Bank add your name to the voters’ list; and

•	produce properly endorsed share certificates or otherwise establish that you own the shares.
If the shares you acquired subsequent to the record date are not registered in your name, please contact your nominee to confirm what arrangements, if any, can be made to allow you to vote these shares.

Note:	Information contained in or otherwise accessible through websites mentioned in this Circular does not form part of this Circular. All references to websites are inactive textual references only.

ROYAL BANK OF CANADA	SECTION 1 – VOTING INFORMATION 3

Voting by proxy
Whether or not you attend the meeting, you can appoint someone else to vote for you as your proxyholder. You can use the enclosed form of proxy, or any other proper form of proxy, to appoint your proxyholder. The persons named in the enclosed form of proxy are directors or officers of the Bank. However, you can choose another person or company to be your proxyholder, including someone who is not a shareholder of the Bank. You may do so by deleting the names printed on the proxy and inserting another person’s name or the name of a company in the blank space provided, or by completing another proper form of proxy.
How will my proxy be voted?
On the form of proxy, you can indicate how you want your proxyholder to vote your shares, or you can let your proxy-holder decide for you.
     If you have specified on the form of proxy how you want your shares to be voted on a particular issue (by marking FOR, AGAINST or WITHHOLD), then your proxyholder must vote your shares accordingly. If you have not specified on the form of proxy how you want your shares to be voted on a particular issue, then your proxyholder can vote your shares as he or she sees fit.
Unless contrary instructions are provided, Common Shares represented by proxies received by management will be voted:
FOR the election as directors of the proposed nominees whose names are set out on the following pages;
FOR the appointment of Deloitte & Touche LLP as auditor;
FOR the resolution to amend the Bank’s stock option plan;
FOR management’s proposals generally; and
AGAINST the shareholder proposals set out in Schedule ‘C’.
What if there are amendments or if other matters are brought before the meeting?
The enclosed form of proxy gives the persons named on it authority to use their discretion in voting on amendments or variations to matters identified in the Notice.
     As of the time of printing of this Circular, management is not aware that any other matter is to be presented for action at the meeting. If, however, other matters properly come before the meeting, the persons named on the enclosed form of proxy will vote on them pursuant to the discretionary authority conferred by the form of proxy with respect to such matters.
What if I change my mind and want to revoke my proxy?
You can revoke your proxy at any time before it is acted upon. You can do this by stating clearly, in writing, that you want to revoke your proxy and by delivering this written statement to the Secretary of the Bank, 200 Bay Street, South Tower, Toronto, Ontario, Canada M5J 2J5, not later than the last business day before the day of the meeting, or to the Chairman of the meeting on the day of the meeting or any adjournment.
Who counts the votes?
Proxies are counted by Computershare Trust Company of Canada, the transfer agent of the Bank.
Is my vote confidential?
The transfer agent preserves the confidentiality of individual shareholder votes, except (a) where the shareholder clearly intends to communicate his or her individual position to management, and (b) as necessary to comply with legal requirements.
How are proxies solicited?
The solicitation of proxies will be primarily by mail. However, the directors, officers and employees of the Bank may also solicit proxies by telephone, in writing or in person. The Bank may also use the services of outside firms to solicit proxies. The Bank has retained Georgeson Shareholder Communications Canada, Inc. to assist in the solicitation of proxies for an estimated fee of $30,000. The Bank will pay the cost of proxy solicitation.
How can a non-registered shareholder vote?
If your shares are not registered in your own name, your nominee is required to seek your instructions as to how to vote your shares. For that reason, you have received this Circular from your nominee, together with a voting instruction form. Each nominee has its own signing and return instructions, which you should follow carefully to ensure your shares will be voted. If you are a non-registered shareholder who has voted and want to change your mind and vote in person, contact your nominee to discuss whether this is possible and what procedure to follow.
How can a non-registered shareholder vote in person at the meeting?
Since the Bank does not have unrestricted access to the names of its non-registered shareholders, if you attend the meeting, the Bank may have no record of your shareholdings or of your entitlement to vote, unless your nominee has appointed you as proxyholder. Therefore, if you are a non-registered shareholder and wish to vote in person at the meeting, please insert your own name in the space provided on the voting instruction form sent to you by your nominee. By doing so, you are instructing your nominee to appoint you as proxyholder. Then follow the signing and return instructions provided by your nominee. Do not otherwise complete the form, as you will be voting at the meeting.

4 SECTION 2 – BUSINESS OF THE MEETING	ROYAL BANK OF CANADA

Section 2	Business of the meeting

Financial statements
The consolidated financial statements for the year ended October 31, 2006 are included in the Annual Report, which has been mailed to shareholders with this Circular.
Election of directors
The number of directors to be elected is 16. Each director will be elected to hold office until the next Annual Meeting of Common Shareholders or until such office is earlier vacated. The persons named on the enclosed form of proxy intend to vote for the election of the proposed nominees whose names are set out in the following pages and who are currently directors of the Bank.
     The following pages set out the names of proposed nominees for election as directors, together with their municipality and country of residence, age, year first elected or appointed as a director, principal occupation, other principal directorships and committee memberships. Also indicated for each person proposed as a director is the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction was exercised on January 10, 2007 and, as of the same date, the number of Director Deferred Stock Units (DDSUs) credited to the account of the director under the Director Deferred Stock Unit Plan and the number of options held by each director under the Director Stock Option Plan. See the description of these plans under “Section 3:
Disclosure of compensation and other information” in this Circular. In November 2002, the Board of Directors discontinued on a permanent basis all further grants of options under the Director Stock Option Plan. Gordon M. Nixon(1) did not receive any options under the Director Stock Option Plan. The number of Common Shares and DDSUs held by each nominee at approximately the same time last year is also indicated below.(2)
     Except where required for qualification as a director of a subsidiary, none of the directors of the Bank holds shares of its subsidiaries. For further information relating to the proposed nominees, including previous board memberships, please refer to the section entitled “Directors and Executive Officers” in the Bank’s annual information form dated November 29, 2006. It may be found on SEDAR at sedar.com or obtained free of charge on request from the Secretary of the Bank.
     A record of attendance by directors at meetings of the board and its committees during the 12 months ended October 31, 2006 is set out in Schedule ‘A’ to this Circular.

(1)	Options granted to Mr. G.M. Nixon under the Stock Option Plan for eligible employees of the Bank are reported under “Officers’ remuneration” in this Circular.

(2)	Numbers of Common Shares, DDSUs and options reflect the two-for-one stock split of Common Shares by way of stock dividend on April 6, 2006.

W. Geoffrey Beattie, Toronto, Ontario, Canada
Mr. Beattie, 46, has served on the board of the Bank since May 23, 2001. Mr. Beattie is President and Chief Executive Officer of The Woodbridge Company Limited (an investment company). He is also the Deputy Chairman and a director of The Thomson Corporation (a publishing and information company), Chairman and a director of CTVglobemedia Inc. and a director of RBC Centura Banks, Inc. Mr. Beattie is a director of the Canadian Council of Chief Executives, the Dean’s Advisory Board of the Joseph L. Rotman School of Management (University of Toronto) and a trustee of the University Health Network. In the past five years, Mr. Beattie served as a director of Hydro One Inc. and Tm Bioscience Corporation.

Committee memberships	Shareholdings	Current	2005	Options

Conduct Review and Risk Policy	Common	2,000	2,000	20,000
Corporate Governance and Public Policy	DDSUs	20,684	16,722	(last awarded in 2002)

ROYAL BANK OF CANADA	SECTION 2 – BUSINESS OF THE MEETING 5

George A. Cohon, O.C., O.Ont., Toronto, Ontario, Canada
Mr. Cohon, 69, has served on the board of the Bank since June 1,1988. Mr. Cohon is the Founder of McDonald’s Restaurants of Canada Limited (a quick service restaurants company) and Founder of McDonald’s in Russia. He is a director of RBC Dexia Investor Services Trust and Astral Media Inc. and several not-for-profit organizations. He is the founding patron of Ronald McDonald Houses, the Founder of Ronald McDonald House Charities of Canada and Russia and Co-Chairman of the Toronto Santa Claus Parade. In the past five years, Mr. Cohon served as a director and Senior Chairman of McDonald’s Restaurants of Canada Limited, and as a director of Loews Cineplex Entertainment Corporation.

Committee memberships	Shareholdings	Current	2005	Options

Audit	Common	26,618	24,724	36,000
Human Resources	DDSUs	14,908	13,622	(last awarded in 2002)

Douglas T. Elix, A.O., Ridgefield, Connecticut, U.S.A.
Mr. Elix, 58, has served on the board of the Bank since August 22, 2000. Mr. Elix is Senior Vice-President and Group Executive of Sales & Distribution, IBM Corporation (an information technology company). Prior to May 2004, Mr. Elix was Senior Vice-President and Group Executive of IBM Global Services, IBM Corporation.

Committee membership	Shareholdings	Current	2005	Options

Human Resources	DDSUs	24,087	20,560	28,000 (last awarded in 2002)

John T. Ferguson, F.C.A., Edmonton, Alberta, Canada
Mr. Ferguson, 65, has served on the board of the Bank since April 3, 1990. Mr. Ferguson is Founder, Chief Executive Officer, Chairman and a director of Princeton Developments Ltd. and Princeton Ventures Ltd. (real estate companies). He is also a director of Suncor Energy Inc., Strategy Summit Ltd., Fountain Tire Ltd., the C.D. Howe Institute and the Directors’ Advisory Council of the Canadian Institute of Chartered Accountants, an advisory member of the Canadian Institute for Advanced Research and serves on the Business Advisory Council of the School of Business (University of Alberta). In the past five years, Mr. Ferguson served as Chairman and a director of TransAlta Corporation.

Committee memberships	Shareholdings	Current	2005	Options

Human Resources – Chair	Common	11,420	11,244	36,000
Corporate Governance and Public Policy	DDSUs	22,689	19,504	(last awarded in 2002)

The Hon. Paule Gauthier, P.C., O.C., O.Q., Q.C., Quebec City, Quebec, Canada
Mrs. Gauthier, 63, has served on the board of the Bank since October 1,1991. Mrs. Gauthier is a senior partner of the law firm of Desjardins Ducharme L.L.P. ATTORNEYS. She is a director of RBC Dexia Investor Services Trust, Metro Inc., Rothmans Inc. and TransCanada Corporation. She is also the President and a director of the Institut Québécois des Hautes Études Internationales (Laval University).

Committee memberships	Shareholdings	Current	2005	Options

Conduct Review and Risk Policy	Common	14,209	15,594	36,000
Corporate Governance and Public Policy	DDSUs	25,813	22,522	(last awarded in 2002)

6 SECTION 2 – BUSINESS OF THE MEETING	ROYAL BANK OF CANADA

Timothy J. Hearn, Calgary, Alberta, Canada
Mr. Hearn, 62, has served on the board of the Bank since March 3, 2006. Mr. Hearn has been Chairman, President and Chief Executive Officer of Imperial Oil Limited (an integrated petroleum company) since April 2002. Mr. Hearn joined Imperial Oil Limited in 1967 and became Vice-President of its marketing retail business in 1986. Since then he has held a series of progressively more responsible executive positions with Imperial Oil Limited and its affiliates, becoming Vice-President of Human Resources of Exxon Mobil Corporation (an integrated petroleum company) in 1999 and President of Imperial Oil Limited in January 2002. Mr. Hearn also serves as Chairman of the Board of the C.D. Howe Institute. He is a member of the Canadian Council of Chief Executives, and co-chairs a national fundraising campaign for the University of Alberta and chairs a fundraising campaign for Tyndale University College.

Committee memberships	Shareholdings	Current	2005	Options

Audit	Common	15,300	7,000	–
Corporate Governance and Public Policy	DDSUs	2,377	–

Alice D. Laberge, Vancouver, British Columbia, Canada
Ms. Laberge, 50, has served on the board of the Bank since October 18, 2005. Ms. Laberge is a director of Potash Corporation of Saskatchewan, United Way of the Lower Mainland and St. Paul’s Hospital Foundation. From December 2003 to July 2005, Ms. Laberge served as President, Chief Executive Officer and a director of Fincentric Corporation (a global provider of software solutions to financial institutions). From October 2000 to November 2003, she served as Fincentric Corporation’s Chief Financial Officer. Prior to that, Ms. Laberge served as Chief Financial Officer and Senior Vice-President of Finance for MacMillan Bloedel Limited. In the past five years, Ms. Laberge served as a director of BC Hydro and Catalyst Paper Corporation.

Committee memberships	Shareholdings	Current	2005	Options

Audit	Common	2,500	2,000	–
Conduct Review and Risk Policy	DDSUs	3,702	252

Jacques Lamarre, O.C., Montreal, Quebec, Canada
Mr. Lamarre, 63, has served on the board of the Bank since September 23, 2003. Mr. Lamarre is President, Chief Executive Officer and a director of SNC-Lavalin Group Inc. (a global engineering and construction company). Mr. Lamarre is a director of the Canadian Council of Chief Executives and a member of the Conference Board of Canada, the World Economic Forum, the Engineering Institute of Canada and several other not-for-profit organizations. In the past five years, Mr. Lamarre served as a director of Canadian Pacific Railway Limited.

Committee memberships	Shareholdings	Current	2005	Options

Audit	Common	15,000	15,000	–
Conduct Review and Risk Policy	DDSUs	13,476	9,692

ROYAL BANK OF CANADA	SECTION 2 – BUSINESS OF THE MEETING 7

Brandt C. Louie, F.C.A., West Vancouver, British Columbia, Canada
Mr. Louie, 63, has served on the board of the Bank since November 20, 2001. Mr. Louie is President, Chief Executive Officer and a director of H.Y. Louie Co. Limited (a food retail distribution company) and Chairman, Chief Executive Officer and a director of London Drugs Limited (a drug retail distribution company). Mr. Louie is also Vice-Chairman and a director of IGA Canada Limited, Vice-Chairman and a director of Canfor Corporation, Chancellor of Simon Fraser University, Governor of the Vancouver Board of Trade/World Trade Centre, Governor of the British Columbia Business Council, and a member of the Canadian Council of Chief Executives and the Dean’s Council of the John F. Kennedy School of Government at Harvard University. In the past five years, Mr. Louie served as Chairman and a director of the British Columbia Lottery Corporation and Chairman and a director of Slocan Forest Products Ltd.

Committee memberships	Shareholdings	Current	2005	Options

Conduct Review and Risk Policy	Common	37,216	17,216	–
Corporate Governance and Public Policy	DDSUs	19,314	15,520

Michael H. McCain, Toronto, Ontario, Canada
Mr. McCain, 48, has served on the board of the Bank since October 18, 2005. Mr. McCain is the President, Chief Executive Officer and a director of Maple Leaf Foods Inc. (a food processing company). Mr. McCain is Chairman and a director of Canada Bread Company Limited, a director of McCain Capital Corporation, McCain Foods Group Inc. and the American Meat Institute, a member of the Canadian Council of Chief Executives and a member of the Advisory Board of the Richard Ivey School of Business and of the Board of Trustees of The Hospital for Sick Children. In the past five years, Mr. McCain served as a director of Bombardier Inc.

Committee memberships	Shareholdings	Current	2005	Options

Conduct Review and Risk Policy	Common	26,400	26,400	–
	DDSUs	3,419	252

Gordon M. Nixon, Toronto, Ontario, Canada
Mr. Nixon, 49, has served on the board of the Bank since April 1, 2001. Mr. Nixon has been President and Chief Executive Officer of the Bank since August 1, 2001. Mr. Nixon first joined RBC Dominion Securities Inc. 27 years ago, where he held a number of operating positions, serving as Chief Executive Officer from December 1999 to April 2001. Mr. Nixon is a member of the Board of Trustees of The Hospital for Sick Children, a director of the Institute of International Finance, a director of the Canadian Council of Chief Executives, a member of the Catalyst Canada Advisory Board, a member of the Advisory Council of DaimlerChrysler Canada Inc. and Co-Chair of the Toronto Region Research Alliance.

Committee memberships	Shareholdings	Current		2005	Options

N/A	Common	440,789		399,256	(2)
	DSUs	322,453	(1)	264,126

(1)	Represents 132,415 Deferred Share Units under the Deferred Share Unit Plan for executive officers of the Bank and 190,038 Performance Deferred Share Units under the Performance Deferred Share Unit Program (see the description of these Programs under “Report on executive compensation” in this Circular).

(2)	No options have been granted to Mr. G.M. Nixon under the Director Stock Option Plan. Mr. Nixon has been granted options under the Stock Option Plan for eligible employees of the Bank and has a total of 1,908,740 options outstanding.

8 SECTION 2 – BUSINESS OF THE MEETING	ROYAL BANK OF CANADA

David P. O’Brien, Calgary, Alberta, Canada
Mr. O’Brien, 65, is Chairman of the Board of the Bank and has served as a director of the Bank since May 7,1996. Mr. O’Brien is also the Chairman and a director of EnCana Corporation (an oil and gas company). From October 2001 to April 2002, Mr. O’Brien was Chairman, Chief Executive Officer and a director of PanCanadian Energy Corporation (an oil and gas company), which merged with Alberta Energy Company Ltd. in April 2002 to form EnCana Corporation. Mr. O’Brien is also Chancellor of Concordia University, and a director of FET Resources Ltd. (Focus Energy Trust), Molson Coors Brewing Company, TransCanada Corporation and the C.D. Howe Institute. In the past five years, Mr. O’Brien served as a director of Air Canada, Fairmont Hotels & Resorts Inc. and Inco Limited. Mr. O’Brien was for five years prior to October 1, 2001, Chairman, President and Chief Executive Officer of Canadian Pacific Limited, and served as well on the boards of directors of a number of Canadian Pacific Limited subsidiaries.

Committee memberships	Shareholdings	Current	2005	Options

Corporate Governance and Public Policy – Chair	Common	112,055	107,398	36,000
Human Resources				(last awarded in 2002)

Robert B. Peterson, Toronto, Ontario, Canada
Mr. Peterson, 69, has served on the board of the Bank since September 10, 1992. Mr. Peterson is retired Chairman and Chief Executive Officer of Imperial Oil Limited (an integrated petroleum company). He is a life member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and an inductee in The Canadian Petroleum Hall of Fame. In the past five years, Mr. Peterson served as a director of Fording Inc. and Imperial Oil Limited.

Committee memberships	Shareholdings	Current	2005	Options

Audit – Chair	Common	17,060	15,060	36,000
Human Resources	DDSUs	40,787	35,252	(last awarded in 2002)

J. Pedro Reinhard, Key Biscayne, Florida, U.S.A.
Mr. Reinhard, 61, has served on the board of the Bank since May 18, 2000. Mr. Reinhard served as the Chief Financial Officer of The Dow Chemical Company (a science and technology company) from 1995 to 2005 and as its Executive Vice-President and Chief Financial Officer from 1996 to 2005. Mr. Reinhard is a director of the Colgate-Palmolive Company, The Dow Chemical Company and Sigma-Aldrich Corporation. In the past five years, Mr. Reinhard served as a director of The Coca-Cola Company and the Dow Corning Corporation.

Committee memberships	Shareholdings	Current	2005	Options

Conduct Review and Risk Policy – Chair	DDSUs	30,389	25,772	28,000
Audit				(last awarded in 2002)

ROYAL BANK OF CANADA	SECTION 2 – BUSINESS OF THE MEETING 9

Kathleen P. Taylor, Toronto, Ontario, Canada
Ms. Taylor, 49, has served on the board of the Bank since November 20, 2001. Ms. Taylor is the President and Chief Operating Officer of Four Seasons Hotels Inc. (a hotel and resort management company) and prior to January 1, 2007, served as its President of Worldwide Business Operations. Ms. Taylor is a director of The Hospital for Sick Children Foundation, a cabinet member of the United Way of Greater Toronto and a member of The World Travel & Tourism Council, the Industry Real Estate Financing Advisory Council of the American Hotel and Motel Association and the International Advisory Council of the Schulich School of Business (York University).

Committee memberships	Shareholdings	Current	2005	Options

Audit	Common	9,240	8,240	20,000
Human Resources	DDSUs	19,782	15,772	(last awarded in 2002)

Victor L. Young, O.C., St. John’s, Newfoundland and Labrador, Canada
Mr. Young, 61, has served on the board of the Bank since April 2,1991. From 1984 until May 2001, Mr. Young served as Chairman and Chief Executive Officer of Fishery Products International Limited (a frozen seafood products company). Mr. Young is a trustee of Bell Aliant Income Trust and a director of BCE Inc., Imperial Oil Limited, McCain Foods Limited and RBC Dexia Investor Services Trust.

Committee memberships	Shareholdings	Current	2005	Options

Conduct Review and Risk Policy	Common	15,804	15,354	36,000
Corporate Governance and Public Policy	DDSUs	16,136	13,968	(last awarded in 2002)

Appointment of auditor
The persons named in the enclosed form of proxy intend to vote for the appointment of Deloitte & Touche LLP as auditor of the Bank, to hold office until the next Annual Meeting of Common Shareholders. Deloitte & Touche LLP has served as one of the Bank’s auditing firms since January 11, 1990 and became the Bank’s sole auditor on September 23, 2003. PricewaterhouseCoopers LLP also acted as one of the Bank’s two firms of auditors from March 5, 1998 to September 23, 2003. Representatives of the auditor will be in attendance and available to answer questions at the Annual Meeting.
Auditor’s fees
Fees relating to the years ended October 31, 2006 and October 31, 2005 to Deloitte & Touche LLP and its affiliates were $25.9 million and $22.1 million and are detailed below.

	Year ended	Year ended
($ Millions)	October 31, 2006	October 31, 2005

Audit fees	$23.9	$20.6
Audit-related fees	1.7	1.0
Tax fees	–	0.2
All other fees	0.3	0.3

	$25.9	$22.1

The nature of each category of fees is described below.
Audit fees
Audit fees were paid for professional services rendered by the auditor for the audit of the annual financial statements of the Bank and its subsidiaries and the audit of management’s assessment of, and the effectiveness of, the Bank’s internal control over financial reporting. In addition, audit fees were paid for services provided in connection with statutory and regulatory filings and engagements.
Audit-related fees
Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of the annual financial statements and are not reported under the audit fees item above. These services consisted of:
•	special attest services not required by statute or regulation;

•	reporting on the effectiveness of internal controls as required by contract or for business reasons;

•	accounting consultations and special audits in connection with acquisitions;

•	the audit of the financial statements of the Bank’s various pension plans and charitable foundations;

10 SECTION 2 – BUSINESS OF THE MEETING	ROYAL BANK OF CANADA

•	the audits of various trusts and limited partnerships; and

•	the audit of certain special purpose vehicles relating to complex structured products.
Tax fees
Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits and assistance in completing routine tax schedules and calculations.
All other fees
All other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for the Bank and certain of its subsidiaries.
Pre-approval policies and procedures
The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits the Bank from engaging the auditor for “prohibited” categories of non-audit services.
Report of the Audit Committee
The Audit Committee assists the Bank’s Board of Directors in its oversight of: (i) the integrity of the Bank’s financial statements; (ii) the qualifications and independence of the Bank’s external auditor, Deloitte & Touche LLP; (iii) the performance of the Bank’s internal audit function and of Deloitte & Touche LLP; (iv) the adequacy and effectiveness of internal controls; and (v) the Bank’s compliance with legal and regulatory requirements. The Audit Committee operates pursuant to a charter approved by the board, a copy of which is attached as Appendix C to the Bank’s annual information form dated November 29, 2006. The Audit Committee’s charter is also available at rbc.com/governance and the Committee’s key responsibilities are summarized in Schedule ‘B’ to this Circular in the section of the Statement of Corporate Governance Practices and Guidelines entitled “Audit Committee.”
     As required by the Bank Act, none of the members of the Audit Committee is an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Audit Committee are “unaffiliated,” pursuant to the regulations made under the Bank Act. In addition, the board has determined that all of the members of the Audit Committee are independent under the Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws, rules and regulations. The board has determined that each member of the Audit Committee is “financially literate” within the meaning of the rules of the Canadian Securities Administrators relating to audit committees and the corporate governance standards of the New York Stock
Exchange. The board has determined that each of Alice D. Laberge and J. Pedro Reinhard qualifies as an “audit committee financial expert” as defined by rules of the U.S. Securities and Exchange Commission (SEC).
     As set forth in the charter, management of the Bank is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Bank’s external auditor, Deloitte & Touche LLP, is responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements. Deloitte & Touche LLP also reviews the Bank’s quarterly financial information. The Audit Committee is responsible for reviewing the adequacy and effectiveness of these activities. During the 2006 fiscal year, the Audit Committee held nine meetings. Members of the Audit Committee met regularly with Deloitte & Touche LLP without management present.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the responsibilities of Deloitte & Touche LLP in performing an integrated audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and the design of the audit. The objectives of the audit are to express opinions on the fairness of the presentation in the Bank’s consolidated financial statements and on the effectiveness of the Bank’s internal control over financial reporting.
     The Audit Committee has also discussed with Deloitte & Touche LLP matters arising from the audit that are required to be discussed by Canadian generally accepted auditing standards, and by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, including: that the audit is performed to obtain reasonable but not absolute assurance as to whether the financial statements are free of material misstatement; the initial selection of and changes in significant accounting policies; the effect of significant accounting policies in controversial or emerging areas; the process used by management in formulating critical accounting policies and estimates; the basis for the external auditor’s conclusions regarding the reasonableness of the estimates made by management; the external auditor’s responsibility with respect to information, other than the annual or interim financial statements, that management prepares and includes in the Annual Report; any disagreements with management about matters that individually or in the aggregate could be significant to the financial statements or the external auditor’s report; whether management has

ROYAL BANK OF CANADA	SECTION 2 – BUSINESS OF THE MEETING 11

consulted with other accountants about auditing and accounting matters; any major issues discussed with management in connection with the appointment of Deloitte & Touche LLP, including discussions regarding the application of accounting principles and auditing standards and fees; and any serious difficulties encountered while performing the audit.
     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Canadian generally accepted auditing standards, and by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, which disclose all relationships between the Bank and its related entities and the external auditor and its related entities that, in the external auditor’s judgment, may reasonably be thought to bear on its independence, and which confirm the independence of Deloitte & Touche LLP from the Bank. The Audit Committee has discussed with Deloitte & Touche LLP that firm’s independence.
     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended for approval by the board the audited financial statements for the year ended October 31, 2006, earnings releases on quarterly and annual results, the 2006 Annual Report and the Bank’s Annual Report on Form 40-F for the year ended October 31, 2006, to be filed with the SEC.
SUBMITTED BY THE AUDIT COMMITTEE
Robert B. Peterson, Chair
George A. Cohon, O.C., O.Ont.
Timothy J. Hearn
Alice D. Laberge
Jacques Lamarre, O.C.
J. Pedro Reinhard
Kathleen P. Taylor
Amendments to the Bank’s stock option plan
The Bank’s stock option plan creates an incentive to participants who are granted options or stock appreciation rights (SARs) to enhance shareholder value by providing a form of compensation which is tied to the value of the Bank’s Common Shares. Options and SARs are granted to participants by the Human Resources Committee of the Board of Directors.
     On November 30, 2006, the Board of Directors approved the amendments to the Bank’s stock option plan described below, subject to the approval of the Bank’s shareholders.
Proposed amending provisions
The Toronto Stock Exchange (TSX) recently advised that, effective June 30, 2007, TSX issuers with “general amendment” provisions in their stock option and other securities-based compensation plans will no longer be able to make amendments to those plans, and outstanding awards under the plans, including amendments considered to be of a “housekeeping” nature, without shareholder approval. The Bank’s stock option plan contains a “general amendment” provision.
     The TSX has advised issuers to seek shareholder approval of detailed amending provisions to securities-based compensation plans to clarify when shareholder approval for amendments to such plans and outstanding awards will not be required. In keeping with the TSX’s advice, proposed amendments to the Bank’s stock option plan will provide that shareholder approval is required for all amendments to the plan and outstanding options and SARs except for the following limited amendments, which may be made by the Board of Directors without shareholder or stock exchange approval:
1.	amendments of a technical, clerical or “housekeeping” nature, or to clarify any provision of the plan;

2.	termination of the plan;

3.	amendments to respond to changes in legislation, regulations, stock exchange rules or accounting or auditing requirements;

4.	changes to the vesting provisions of any outstanding option or SAR;

5.	amendments to termination provisions of the plan or any outstanding option or SAR provided no such amendment may result in an extension of any outstanding option or SAR beyond its original expiry date; and

6.	adjustments to reflect stock splits, stock dividends or other alterations of the capital stock of the Bank.
Clarifying amendments regarding exercise prices
The Bank’s stock option plan currently provides that options or SARs are granted with an exercise price equal to the weighted average of the trading prices per share of a board lot of the Bank’s Common Shares traded on the TSX for the five-day trading period ending on the last trading day preceding the date of grant.
     To add clarity to the plan, and in keeping with high standards of governance and the Bank’s conservative process for determining exercise prices, the proposed amendments specify that the exercise price of options and SARs will be the higher of the volume weighted averages of the trading prices per share of a board lot of the Bank’s Common Shares traded on the TSX:
1.	on the day preceding the day of grant; and

2.	for the five consecutive trading days ending immediately preceding the day of grant.

12 SECTION 2 – BUSINESS OF THE MEETING	ROYAL BANK OF CANADA

A copy of the Bank’s stock option plan reflecting these amendments may be obtained by contacting our Investor Relations Department, Royal Bank of Canada, 123 Front Street West, 6th Floor, Toronto, Ontario M5J 2M2 and is available at rbc.com/investorrelations/proxy. Copies of the plan, as amended, will also be available at the meeting.
The Board of Directors recommends that the shareholders of the Bank approve the proposed amendments.
The resolution to approve the amendments to the Bank’s stock option plan which will be presented at the meeting and, if deemed appropriate, adopted with or without variation is as follows:
“1. THAT the amendments made to the Bank’s stock option plan by the Board of Directors of the Bank on November 30, 2006, as described in the Management Proxy Circular, are hereby approved; and
2. THAT any officer of the Bank is hereby authorized to do all such things and to sign, execute and deliver any and all documents and instruments as may be necessary or advisable in order to give effect to this resolution.”
Additional housekeeping amendments
On November 30, 2006, pursuant to the then existing amending provisions of the Bank’s stock option plan, the Board of Directors made certain other housekeeping amendments. The most significant of these deleted a provision providing for financial assistance to holders of options for the purpose of purchasing shares covered by options and confirmed the availability of a cashless method of exercising options under the Bank’s stock option plan.
     Under the Bank’s stock option plan, these amendments do not require the approval of shareholders.
Shareholder proposals
Set out in Schedule ‘C’ to this Circular are the shareholder proposals that have been submitted for consideration at the Annual Meeting of Common Shareholders. The final date for submission of proposals by shareholders to the Bank for inclusion in the Proxy Circular in connection with next year’s Annual Meeting of Common Shareholders will be October 15, 2007.

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 13

Section 3	Disclosure of compensation and other information

Compensation of directors
Directors who are also officers of the Bank or its subsidiaries receive no remuneration as directors.
     Annual retainers and attendance fees were paid to other members of the Board of Directors on the following basis during the year ended October 31, 2006:

(i)	basic annual board retainer	$30,000

(ii)	dedicated annual board retainer in Common Shares or Director Deferred Stock Units	Value of $90,000(1)

(iii)	additional annual retainer for Audit Committee chair	$50,000

(iv)	additional annual retainer for chairs of other board committees (excluding regional director committees)	$10,000

(v)	additional annual retainer for members of Audit Committee (excluding Committee chair)	$6,000

(vi)	additional annual retainer for members of other board committees (excluding committee chairs and regional director committees)	$3,000

(vii)	each board meeting attended	$2,000

(viii)	each committee meeting attended (except regional director committee meetings)	$1,500

(ix)	each regional director committee meeting attended (to a maximum of two)	$1,000

(x)	additional annual retainer for Chairman of the Board	$275,000

Directors are also reimbursed for transportation and other expenses incurred for attendance at board and committee meetings.
     During the 2006 fiscal year, certain directors of the Bank received compensation for serving as directors of RBC Centura Banks, Inc. and RBC Centura Bank, subsidiaries of the Bank, and RBC Dexia Investor Services Trust, a company in which the Bank indirectly holds a 50% ownership interest.(2)
Share ownership guideline
Directors are required to hold Common Shares or Director Deferred Stock Units (DDSUs) with a value of not less than $500,000. Directors are expected to reach this level within five years.
Dedicated annual board retainer
The $90,000 dedicated annual board retainer may be received either in Common Shares under the Director Share Purchase Plan (described below) or in DDSUs under the Director Deferred Stock Unit Plan (described below) at the option of each director. The dedicated annual board retainer continues to be invested as described above even after a director reaches the minimum share ownership level under the share ownership guideline. Until retirement from the board, directors are required to retain all DDSUs and Common Shares acquired with the dedicated annual board retainer.
Director Share Purchase Plan
The Director Share Purchase Plan allows directors to receive in Common Shares the entire amount, or a portion, of their basic board fees, being board and committee retainers and attendance fees, other than the dedicated annual board retainer. In addition, where a director has so elected, the dedicated annual board retainer is paid in Common Shares under the Director Share Purchase Plan. All administration costs as well as any brokerage fees associated with the purchase and registration of Common Shares are paid by the Bank.

(1)	The dedicated annual board retainer was increased to $90,000 per year, from $70,000, with effect on April 1, 2006.

(2)	Mr. W.G. Beattie is a director of both RBC Centura Banks, Inc. and RBC Centura Bank, and serves as Chair of the Corporate Governance Committee of each of these subsidiaries. As a non-management director, Mr. Beattie is paid a single annual retainer of US$25,000 for service on both boards (increased from US$20,000 in August of 2006). For concurrent meetings of both boards, he is paid a single meeting fee of US$2,000. As Chair of the Corporate Governance Committee of each of these subsidiaries, Mr. Beattie is paid a single annual retainer of US$5,000. For concurrent meetings of both Corporate Governance Committees, he is paid a single meeting fee of US$3,000.

Until December 14, 2006, Mr. C.W. Sewell, Jr. served as Chairman of the boards of both RBC Centura Banks, Inc. and RBC Centura Bank, and as a member of the Corporate Governance Committee of each of these subsidiaries. Mr. Sewell received no remuneration for his service on these boards until after his retirement as an officer and employee of RBC Centura Banks, Inc. in July 2006. As Chairman of both these subsidiaries, Mr. Sewell was paid a single annual retainer of US$30,000. For concurrent meetings of both boards, he was paid a single meeting fee of US$3,000 and for concurrent meetings of both Corporate Governance Committees, he was paid a single meeting fee of US$2,000.

Mr. G.A. Cohon, Mrs. P. Gauthier and Mr. V.L. Young serve on the board of RBC Dexia Investor Services Trust, a company in which the Bank indirectly holds a 50% ownership interest, and each receives annual fees of $30,000. In addition, Mrs. Gauthier and Mr. Young each receive $5,000 annually for service as Chair of the Conduct Review Committee and Chair of the Audit Committee, respectively.

14 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

Director Deferred Stock Unit Plan
Under the Director Deferred Stock Unit Plan, directors may receive 50% or 100% of their basic board fees, and may receive 100% of their dedicated annual board retainer, in the form of DDSUs. Each DDSU has an initial value equal to the market value of a Common Share at the time the DDSU is credited to a director. The value of a DDSU, when converted to cash, is equivalent to the market value of a Common Share at the time the conversion takes place. DDSUs attract dividends in the form of additional DDSUs at the same rate as dividends on Common Shares. A director cannot convert DDSUs to cash until the director ceases to be a member of the board.
Director Stock Option Plan
On November 19, 2002, the Board of Directors permanently discontinued all further grants of options under the Director Stock Option Plan. Outstanding options granted prior to the plan’s termination remain in effect.
     For options still outstanding, the exercise price was set at the market value of the Common Shares at the time of grant. Options granted under the plan may be exercised for a period of 10 years from the date of the grant, subject to earlier termination five years following the retirement of their holder from the board or two years following the death of their holder.
     Retention guidelines are applicable to Common Shares acquired on the exercise of options granted under the plan. Until their retirement from the board, directors who exercise options under the Director Stock Option Plan are required to retain ownership of the number of Common Shares that corresponds to one-half of the realizable gain after costs of exercise and imputed taxes on each exercise of options.
Alignment of interests
The Board of Directors believes that the following measures effectively align the interests of directors with those of shareholders:
•	the share ownership guideline;

•	the dedicated annual board retainer paid in Common Shares or DDSUs;

•	the requirement for directors to retain until retirement all Common Shares acquired with the dedicated annual board retainer;

•	the requirement for directors to retain until retirement all DDSUs; and

•	the requirement for directors to retain until retirement a portion of Common Shares acquired upon the exercise of options.

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 15

Individual compensation paid to directors in fiscal 2006(1)
The following table shows the amounts, before withholdings, received by individual non-management directors in respect of membership on the Board of Directors of the Bank and its committees in the fiscal year ended October 31, 2006.

	Board retainer								Total Fees paid		Total		Total
	($)								($)		number of		value of
											Common		Common
											Shares/		Shares/
			Committee		Board	Committee		Total		In	DDSUs at		DDSUs at
			member		attendance	attendance		fees		Common	October 31,		October 31,
	Dedicated	Basic	retainer		fees(3)	fees		earned		Shares/	2006		2006
Name	retainer(2)	retainer	($)		($)	($)		($)	In cash	DDSUs	(#)	(4)	($)(5)

W.G. Beattie	81,667	30,000	6,000		26,000	17,500	(6)	161,167	–	161,167	22,532		1,122,094

G.A. Cohon	81,667	30,000	9,000		24,000	19,000	(6)	163,667	–	163,667	41,283		2,055,893

D.T. Elix	81,667	30,000	3,000		18,000	3,000		135,667	–	135,667	23,909		1,190,668

J.T. Ferguson	81,667	30,000	13,000	(7)	26,000	10,500		161,167	39,750	121,417	33,897		1,688,071

P. Gauthier	81,667	30,000	6,000		26,000	19,000	(6)	162,667	40,500	122,167	39,777		1,980,895

T.J. Hearn(8)	58,333	20,000	6,000		16,000	13,000	(6)	113,333	–	113,333	12,584		626,683

A.D. Laberge	81,667	30,000	6,000		26,000	17,000	(6)	160,667	–	160,667	5,675		282,615

J. Lamarre	81,667	30,000	9,000		22,000	20,500	(6)	163,167	–	163,167	28,377		1,413,175

B.C. Louie	81,667	30,000	6,000		22,000	15,500	(6)	155,167	–	155,167	56,388	(9)	2,808,122

M.H. McCain	81,667	30,000	2,000		26,000	7,500		147,167	–	147,167	29,794		1,483,741

D.P. O’Brien(10)	81,667	305,000	13,000	(7)	26,000	12,500	(6)	438,167	326,500	111,667	111,336		5,544,532

R.B. Peterson	81,667	30,000	53,000	(11)	26,000	18,000		208,667	–	208,667	57,546		2,865,791

J.P. Reinhard	81,667	30,000	16,000	(7)	26,000	25,500		179,167	–	179,167	30,165		1,502,217

K.P. Taylor	81,667	30,000	9,000		26,000	18,000		164,667	–	164,667	27,877		1,388,275

V.L. Young	81,667	30,000	6,000		24,000	19,000	(6)	160,667	79,000	81,667	31,706		1,578,959

TOTAL	1,201,671	715,000	163,000		360,000	235,500		2,675,171	485,750	2,189,421	552,846		27,531,731

(1)	Does not include directors who are also officers of the Bank or its subsidiaries. Does not include payments for services as a director of subsidiaries or companies in which the Bank has a significant interest, as described under “Compensation of directors” above.

Mr. C.W. Sewell Jr., who will not be standing for re-election as a director on March 2, 2007, became eligible to receive compensation as a director of the Bank upon his retirement as an officer and employee of RBC Centura Banks, Inc. in July 2006. In the fiscal year ended October 31, 2006, Mr. Sewell earned total fees in the amount of $48,000 as a director of the Bank.

(2)	Dedicated annual retainer must be paid in Common Shares or DDSUs. This retainer was increased to $90,000 per year, from $70,000, with effect on April 1, 2006.

(3)	In addition to board meetings, directors participated in a strategy meeting on June 26 and June 27, 2006, and each received $2,000 for attendance.

(4)	The total, as of October 31, 2006, of (i) the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, including personal holdings, and (ii) the number of DDSUs credited to the account of the director under the Director Deferred Stock Unit Plan. Numbers of Common Shares and DDSUs reflect the two-for-one stock split of Common Shares by way of stock dividend on April 6, 2006.

(5)	The value of Common Shares/DDSUs is calculated using the fair market value of the Common Shares on October 31, 2006, which was $49.80 per share.

(6)	Includes regional committee meeting fees.

(7)	Includes Committee chair retainer of $10,000.

(8)	Mr. T.J. Hearn was elected to the board on March 3, 2006.

(9)	Includes 20,000 shares acquired by Mr. B.C. Louie in 2006 on the exercise of stock options under the Director Stock Option Plan.

(10)	As Chairman of the Board, Mr. D.P. O’Brien receives an additional cash retainer of $275,000.

(11)	Includes Audit Committee chair retainer of $50,000.

16 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

Report on executive compensation
Overview
Compensation is one of the primary tools used by the Bank to attract, retain and motivate employees with the skills and commitment needed to create sustainable value for shareholders. This is particularly true for the most senior Bank officers, who have a significant influence on corporate performance.
     The Bank’s base salaries and benefits are set at competitive market levels. A major portion of senior executive incentive compensation, however, is variable; the total amount received is directly influenced by the results of an executive’s business area as well as by overall Bank performance. In addition, the Bank believes that significant equity-based compensation and shareholding requirements for senior executives are effective ways to encourage the sustained performance that leads to lasting shareholder value. The various components, philosophy and details of the Bank’s executive compensation are described in the sections that follow.
     The Human Resources Committee (the Committee) acts as the compensation committee of the board and is composed solely of independent directors:
J.T. Ferguson, F.C.A., Chair
G.A. Cohon, O.C., O.Ont.
D.T. Elix, A.O.
D.P. O’Brien
R.B. Peterson
K.P. Taylor
     This report on executive compensation is presented by the Committee.
     The Committee advises the board on compensation and human resource principles, as well as related policies, programs and plans designed to achieve the strategic goals and financial objectives of the Bank. Each year the Committee also approves the Code of Conduct and reviews senior management succession plans, senior talent development programs, executive compensation disclosure and matters concerning the Bank’s pension plans.
     The President and Chief Executive Officer’s compensation is approved by the Board based on the recommendations of the Human Resources Committee in light of the Bank’s performance against approved objectives and comparable financial institutions. The Committee also makes recommendations to the Board on the compensation of senior management, including those whose compensation is set forth under the summary compensation table.
Independent advice
The Committee has sole authority to retain and approve the fees of any independent compensation consultant to assist in determining compensation for officers of the Bank. The Committee engages the services of an independent consultant from the Hay Group to provide advice and counsel on executive compensation matters. The Chair of the Committee has direct access to the independent consultant.
     The fees paid to the Hay Group for this activity were $36,400 for fiscal 2006. In addition, the Hay Group provides the Bank with position evaluation services and surveys of compensation market data. The fees for these additional services were $88,800 for 2006, and both the fees and services were reviewed by the Committee as they are every year.
The Bank’s general approach to executive compensation
The compensation package for senior Bank officers has three main components: base salary, benefits and performance based compensation, which includes the Annual Short-Term Incentive Program and Mid-Term and Long-Term Equity Incentive Programs.
     The components of total compensation, including base salary and benefits, annual short-term incentive, and mid-term and long-term equity incentives for executives including the Named Executive Officers are evaluated against competitive market practices. The compensation package for most executives is compared to financial services companies in Canada, primarily the four major Canadian banks and two large insurance companies: BMO Financial Group, Scotiabank, TD Bank Financial Group, CIBC, Manulife Financial and Sun Life Financial. However, certain positions are also benchmarked in whole or in part against other large Canadian companies and U.S. and global financial services companies against which the Bank competes for talent in different businesses or locations.
     Base salary and benefits generally correspond to the average range of salary and benefits paid by the major Canadian financial institutions with which the Bank compares itself. The annual short-term incentive programs and mid-term and long-term equity incentive programs are broadly designed to produce awards in the top quartile of similar awards by comparative companies when the Bank has strong performance, as measured against its targets and the competition. The Bank does not predetermine the relative weight of each component in the total.
     The Committee has set an annual target range for the annual short-term incentive of between 1.0 and 1.5 times base salary for the most senior officers of the Bank, including the Named Executive Officers. The incentive target for the Group Head, Global Capital Markets, is based on market practice in the capital markets sector.

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 17

     At more senior levels of the Bank, a significant portion of compensation is delivered through mid-term and long-term equity incentive programs. These awards reflect the executive’s level of business influence, accountabilities, decisions and actions, as well as the executive’s impact on long-term shareholder value creation.
     The Committee establishes the actual amount of the components of compensation for the President and Chief Executive Officer on the basis of the Committee’s and the board’s assessment of the President and Chief Executive Officer’s performance, and for each Named Executive Officer on the basis of the assessment and recommendations by the President and Chief Executive Officer.
     The Committee’s decisions on mid-term and long-term equity incentive awards are made on an annual basis and are not based on the number of outstanding options, the in-the-money value of outstanding options, or the number of performance deferred shares that a senior Bank officer holds.
The components of compensation
1)  Base salary and benefits
Each year, the Committee reviews the individual salaries for the Named Executive Officers and, if needed, makes adjustments to reflect individual responsibility and experience, as well as the contribution expected from each officer. The Bank also offers levels of benefits, pensions and perquisites that are comparable to peer financial institutions.
2)  Annual Short-Term Incentive Program
The Bank believes that incentive pay rewards employees for their contribution not only to their unit’s performance but also to the Bank’s overall performance. While key performance drivers may result in different measures for each business or functional unit, a key component of an employee’s annual short-term incentive pay remains the Bank’s overall performance.
     The key performance drivers used in determining incentives for 2006 under the Bank’s Annual Short-Term Incentive Program were Net Income Before Tax (NIBT) growth achieved by the Bank during the fiscal year when compared to the previous year’s NIBT and relative Return on Equity (ROE) during the fiscal year compared to that achieved by 20 North American financial institutions with which the Bank compares itself as shown in the following table.

2006 Incentive Comparator Group

BMO Financial Group	BB&T	Northern Trust

CIBC	Bank of America	PNC

National Bank of Canada	Bank of New York	Sun Trust Banks Inc.

Scotiabank	Fifth Third Bank	U.S. Bancorp

TD Bank Financial Group	J.P. Morgan Chase & Co.	Wachovia

Manulife Financial	Keycorp	Wells Fargo

Sun Life Financial	National City

Before the start of a new fiscal year, the Committee and Board of Directors determine potential award levels under the Bank’s Annual Short-Term Incentive Program associated with different rates of growth of NIBT and relative ROE. The actual 2006 annual short-term incentive for each Named Executive Officer was weighted as follows: 30% for the overall Bank NIBT growth and relative ROE performance based on the last four quarters and 70% for his or her business area contribution, adjusted for individual performance. This contribution is reviewed against a variety of factors, including business results, judgment, managerial performance and overall contribution to the Bank’s success. For corporate roles, business contribution is the weighted average of the three business units’ results (Canadian Personal and Business, U.S. and International Personal and Business and RBC Capital Markets). For the President and Chief Executive Officer, the annual short-term incentive award is based on overall Bank financial performance and other corporate priorities such as strategy, talent management and corporate reputation (see page 20 for details).

2006 Annual Short-Term Incentive Performance Drivers
Measure	Actual Result

NIBT growth (excluding Enron)*	17%

Bank ROE	23.5%
Relative ROE	Top third

*	If the 2005 Enron litigation-related provision is included, NIBT growth is 32% as reported.
It is possible that no award under the Annual Short-Term Incentive Program would be made to the President and Chief Executive Officer or a Named Executive Officer in a given year if his or her individual performance fell significantly below expectations. In addition, no Named Executive Officer, executive or senior manager would receive an annual short-term incentive payment if the Bank’s performance fell below the minimum performance thresholds set by the board.

18 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

     For 2006, the Annual Short-Term Incentive Program payout was determined based on the NIBT growth of 17% (excluding Enron) and the Bank’s relative ROE in the top third of the 2006 Incentive Comparator Group.
3) Mid-term and Long-Term Equity Incentive Programs
Performance Deferred Share Program
Like the Bank’s other equity incentive programs, the Performance Deferred Share Program is intended to encourage greater alignment between the interests of participants and shareholders. The Program enhances opportunities for Common Share ownership and rewards participants for the relative performance of the Bank versus North American financial institutions with which it compares itself (see page 17 for the 2006 Incentive Comparator Group).
     At time of vesting, the award can remain the same or be increased or decreased depending on the Bank’s three-year Total Shareholder Return (TSR) relative to the comparator group.
     For the awards granted in December 2006, for senior executives, including the President and Chief Executive Officer and Named Executive Officers, at time of vesting, 100% of the award can remain the same or be increased or decreased by 50% or 25% depending on the Bank’s TSR relative to the 2006 Incentive Comparator Group. If at time of maturity, the three-year TSR is in the bottom quintile and if ROE is below 8%, the award will result in no payout for senior executives.
     The table below outlines the payout ranges for all outstanding and new performance deferred share awards.

Performance Deferred Share Program Payout Ranges
	Jan. 2003	Dec. 2003	Dec. 2004	Dec. 2005	Dec. 2006
Grant date	(vested Jan. 2006)	(vested Dec. 2006)	(vests Dec. 2007)	(vests Dec. 2008)	(vests Dec. 2009)

Performance Driver – Relative Total Shareholder Return

0%–150% for senior executives; 75%–125% for all other participants
Payout range	75%–125%	75%–125%	75%–125%	75%–125%

Actual payout	100%	125%	–	–	–

Comparator group	15 financial	15 financial	20 financial	20 financial	20 financial
	institutions	institutions	institutions	institutions	institutions*

* See 2006 Incentive Comparator Group on page 17.

Stock Option Plan
The Bank’s stock option plan provides senior officers with an incentive to enhance shareholder value by providing participants with a form of compensation that is tied to increases in the market value of Common Shares.
     Options are granted by the Committee to eligible senior officers, including the President and Chief Executive Officer and the other Named Executive Officers.
     Effective 2003, the Bank commenced expensing stock options in its financial statements.
     The President and Chief Executive Officer, Named Executive Officers, and the other members of the top executive team, defined as the Group Executive, have agreed that for a 12-month period following each exercise of stock options, they will hold Common Shares with a value equivalent to the after-tax gain realized through the exercise of the options.
     Effective October 2006, on a voluntary basis, the President and Chief Executive Officer, Chief Financial Officer and Group Executive have the ability to request that their stock options be automatically exercised beginning the 7th year after the grant over 10 quarterly installments on the first day of each trading window.
     Over the years, the Bank has reduced its use of stock options as a component of total compensation. This reduction has resulted in a decline in overhang, lower dilution and a decline in annual burn rates. The table below provides the Bank’s position relative to these measures over the last three years:

Stock Option Information
Measure (as a % of shares
outstanding at year end)	2006	2005	2004

Options – outstanding and available to grant (overhang)	4.3%	4.9%	5.7%

Outstanding options (dilution)	2.5%	3.0%	3.6%

Number of options issued each year (burn rate)	0.14%	0.16%	0.18%

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 19

Deferred Share Unit Plan
The purpose of the Deferred Share Unit (DSU) Plan is to strengthen the alignment of interests between senior Bank officers and shareholders by linking annual short-term incentive awards to the future value of Common Shares. DSUs earn dividend equivalents in the form of additional DSUs. The participant is not allowed to redeem the DSUs until retirement, permanent disability, death or termination of employment. The cash value of the DSUs is equivalent to the market value of Common Shares when redemption takes place.
     Under the DSU Plan, each participant may elect to receive all or a percentage (0%, 25%, 50%, 75% or 100%) of his or her annual short-term incentive bonus in the form of DSUs. A participant must make an irrevocable election to take part in the Plan prior to the beginning of the fiscal year. When bonus awards are determined at the end of the fiscal year, the amount elected is converted to DSUs based on the five-day average closing market price of Common Shares prior to fiscal year end.
RBC Share Unit Plan
This program is used selectively to attract and retain key talent. The awards are either actual shares held in trust, which earn dividends, or share units on which dividend equivalents are credited. The shares and share units have a value equal to the market value of Common Shares on vesting. These awards have a variety of vesting schedules. Some vest over a three-year period in equal installments of one-third per year, while other awards vest fully at the end of three years.
Stock ownership
To align the interests of senior Bank officers and employees with the interests of shareholders, the Bank encourages Common Share ownership. The vast majority of employees also have the opportunity to own stock through the Bank’s savings and share ownership plans. Under the Canadian plans, an employee can contribute up to 10% of his or her base salary towards the purchase of Common Shares, with the Bank matching 50% of eligible contributions up to a maximum of 3% of the employee’s base salary with additional Bank Common Shares. For employees in RBC Capital Markets, the Bank matches eligible contributions up to a maximum of $4,500. All Named Executive Officers, and approximately 80% of employees globally, own Common Shares through these programs.
     The Bank requires all senior Bank officers to own Common Shares, including Deferred Share Units and Performance Deferred Share Units, in proportion to the individual’s annual compensation and management responsibilities.
     Bank officers are given three years to achieve these minimum stock holdings, and newly employed officers are allowed five years. All Bank officers meet or exceed the required share ownership guidelines.
Minimum share ownership guidelines

President and Chief Executive Officer	7 times last three years’ average base salary
Group Executive members (other than Group Head, Global Capital Markets)	5 times last three years’ average base salary
Group Head, Global Capital Markets	2 times last three years’ average base salary and annual short-term incentive
Executive Vice-Presidents including the Chief Financial Officer	3 times last three years’ average base salary
RBC Capital Markets Executive Committee	1.5 times last three years’ average base salary and annual short-term incentive
Senior Vice-Presidents	2 times last three years’ average base salary
Vice-Presidents	1 times last three years’ average base salary

President and Chief Executive Officer’s compensation
The components of the President and Chief Executive Officer’s total compensation are the same as those for other executive officers of the Bank, namely, base salary and benefits, an annual short-term incentive, and mid-term and long-term equity incentives.
     The Committee’s objective is to provide competitive compensation. In setting total compensation levels for the President and Chief Executive Officer, the Bank defines total direct compensation as the aggregate of base salary, annual short-term incentive, and mid-term and long-term equity incentives such as Performance Deferred Share Units and stock options. The Bank views the annual value of the pension benefit as a component of the overall compensation program even if there are no current payouts. Information on the annual pension service cost, accrued liability and annual pension available at retirement is disclosed in the executive pension value disclosure table.

20 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

2006 President and Chief Executive Officer performance assessment
In order to strengthen the relationship between the President and Chief Executive Officer’s performance and his compensation for 2006, the Committee had set the President and Chief Executive Officer’s performance objectives with 50% weighting on the Bank’s financial results and 50% weighting on other corporate priorities, including strategic positioning of the Bank, risk profile and credit quality, management of succession plans and quality of the Bank’s relationships.

Measure	Weighting
Financial performance	50%
Other corporate priorities	50%

2006 Annual Short-Term incentive Performance Drivers

Measure	Actual Result

NIBT growth (excluding Enron)*	17%

Bank ROE	23.5%

Relative ROE	Top third

*	If the 2005 Enron litigation-related provision is included, NIBT growth is 32% as reported.
The Committee assessed the overall performance of Mr. G.M. Nixon for the past fiscal year as having exceeded the high performance objectives established for him. The Bank achieved top quartile results and Mr. Nixon demonstrated strong and effective leadership on other corporate priorities.
     Mr. Nixon’s bonus was calculated based on his annual target of 150% of base salary, adjusted by financial results and by his personal performance, resulting in an actual bonus of $5,000,000 for 2006.
     Mr. Nixon’s base salary remained unchanged at $1,400,000. On December 12, 2006, Mr. Nixon was granted stock options covering 238,140 Common Shares and 50,524 Performance Deferred Share Units at a price of $54.43 under the Performance Deferred Share Unit Program. The following table shows the total direct compensation, as well as pension and other annual compensation for the President and Chief Executive Officer for the last three calendar years (2004, 2005 and 2006).

	Year
G.M. Nixon	2006	2005	2004
President and Chief Executive Officer	$	$	$

Annualized base salary	1,400,000	1,400,000	1,400,000

Performance-based compensation
Annual short-term incentive	5,000,000	2,600,000	1,800,000
Performance deferred shares(1)	2,750,000	2,750,000	2,250,000
Stock options(2)	2,750,000	2,750,000	2,250,000

Total performance-based compensation	10,500,000	8,100,000	6,300,000

Total direct compensation	11,900,000	9,500,000	7,700,000

Perquisites	135,037	150,710	107,353

Employee savings & share ownership program	41,885	41,885	40,734

Annual pension service cost(3)	766,000	620,000	479,000

Total	12,842,922	10,312,595	8,327,087

(1)	This item represents the portion of total direct compensation that was granted under the Performance Deferred Share Program. For the award made in
December 2006, this represents 50,524 Performance Deferred Share Units at a grant price of $54.43.

(2)	This item represents the portion of total direct compensation that was granted as stock option awards. For compensation purposes, the award made in
December 2006 is valued using the five-year average Black Scholes value of 21% (the corresponding values for 2005 and 2004 were 26% and 29%, respectively). For the award made in December 2006, 238,140 options were granted at a strike price of $54.99 with a 10-year term.

(3)	Annual pension service cost is the value of the projected pension earned for the year of service credited for the specific fiscal year. The annual pension service cost increases with age and is impacted by changes in interest rates.

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 21

Total compensation
The following tables show the total direct compensation, as well as pension and other annual compensation, for the

Named Executive Officers for the last three calendar years (2004, 2005 and 2006).

	Year
J.R. Fukakusa	2006	2005	2004
Chief Financial Officer	$	$	$

Annualized base salary(1)	400,000	400,000	340,000

Performance-based compensation
Annual short-term incentive	1,100,000	700,000	360,000
Performance deferred shares(2)	500,000	450,000	437,500
Stock options(3)	500,000	450,000	437,500
RBC Share Units(4)	–	–	300,000

Total performance-based compensation	2,100,000	1,600,000	1,535,000

Total direct compensation	2,500,000	2,000,000	1,875,000

Perquisites	54,200	55,811	61,346

Employee savings & share ownership program	11,967	11,829	10,114

Annual pension service cost(7)	160,000	122,000	105,000

Total	2,726,167	2,189,640	2,051,460

M.J. Lippert	Year
Group Head, Global	2006	2005	2004
Technology and Operations	$	$	$

Annualized base salary(1)	500,000	500,000	500,000

Performance-based compensation
Annual short-term incentive(5)	1,500,000	1,500,000	1,500,000
Performance deferred shares(2)	1,100,000	1,000,000	975,000
Stock options(3)	1,100,000	1,000,000	975,000

Total performance-based compensation	3,700,000	3,500,000	3,450,000

Total direct compensation	4,200,000	4,000,000	3,950,000

Perquisites	83,318	77,886	69,537

Employee savings & share ownership program	14,959	14,959	14,959

Canadian allowance(6)	600,000	900,000	1,200,000

Annual pension service cost(7)	174,000	131,000	131,000

Total	5,072,277	5,123,845	5,365,496

	Year
B.G. Stymiest	2006	2005	2004
Chief Operating Officer	$	$	$

Annualized base salary	700,000	700,000	–

Performance-based compensation
Annual short-term incentive	1,650,000	1,300,000	550,000
Performance deferred shares(2)	1,100,000	1,100,000	1,000,000
Stock options(3)	1,100,000	1,100,000	1,000,000
RBC Share Units(4)	–	–	4,000,000

Total performance-based compensation	3,850,000	3,500,000	6,550,000

Total direct compensation	4,550,000	4,200,000	6,550,000

Perquisites	58,309	116,390	–

Employee savings & share ownership program	20,942	20,137	–

Annual pension service cost(7)	239,000	179,000	–

Total	4,868,251	4,515,527	6,550,000

W.J. Westlake	Year
Group Head, Canadian	2006	2005	2004
Personal and Business	$	$	$

Annualized base salary(1)	600,000	600,000	600,000

Performance-based compensation
Annual short-term incentive	1,725,000	1,300,000	600,000
Performance deferred shares(2)	1,100,000	1,000,000	975,000
Stock options(3)	1,100,000	1,000,000	975,000

Total performance-based compensation	3,925,000	3,300,000	2,550,000

Total direct compensation	4,525,000	3,900,000	3,150,000

Perquisites	61,715	59,732	53,002

Employee savings & share ownership program	17,951	17,951	17,663

Annual pension service cost(7)	212,000	165,000	165,000

Total	4,816,666	4,142,683	3,385,665

22 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

C.M. Winograd	Year
Group Head,	2006	2005	2004
Global Capital Markets	$	$	$

Annualized base salary	400,000	400,000	271,800

Performance-based compensation
Annual short-term incentive	5,000,000	2,800,000	3,300,000
Performance deferred shares(2)	2,500,000	1,400,000	1,650,000
Stock options(3)	2,500,000	1,400,000	1,650,000

Total performance-based compensation	10,000,000	5,600,000	6,600,000

Total direct compensation	10,400,000	6,000,000	6,871,800

Employee savings & share ownership program	4,500	4,500	4,500

Annual pension service cost(7)	24,000	21,000	23,000

Total	10,428,500	6,025,500	6,899,300

(1)	Effective January 1, 2007, Ms. J.R. Fukakusa’s annual base salary increased to $500,000, Mr. W.J. Westlake’s annual base salary increased to $700,000 and Mr. M.J. Lippert’s annual base salary increased to $700,000.

(2)	This item represents the portion of total direct compensation that was granted as performance deferred shares. For the awards made in December 2006, this represents 9,186 performance deferred shares for Ms. J.R. Fukakusa, 20,209 for Ms. B.G. Stymiest, 20,209 for Mr. M.J. Lippert, 20,209 for Mr. W.J. Westlake, and 45,931 for Mr. C.M. Winograd, all at a grant price of $54.43.

(3)	This item represents the portion of total direct compensation that was granted as stock option awards. For compensation purposes, the award made in December 2006 is valued using a five-year average Black Scholes value of 21% (the corresponding values for 2005 and 2004 were 26% and 29%, respectively). For the award made in December 2006, options were granted at a strike price of $54.99. The award for Ms. J.R. Fukakusa was 43,300, for Ms. B.G. Stymiest, 95,256, for Mr. M.J. Lippert, 95,256, for Mr. W.J. Westlake, 95,256, and for Mr. C.M. Winograd, 216,492.

(4)	Represents a share award made in January 2004 to Ms. J.R. Fukakusa that vested on January 7, 2007, and a share unit award made in November 2004 to Ms. B.G. Stymiest to compensate for forfeited long-term incentive awards at her prior employer. Ms. Stymiest’s share units vest one-third per year. Both awards are conditional on Ms. Stymiest and Ms. Fukakusa being actively employed by the Bank on the vesting dates.

(5)	Mr. M.J. Lippert’s employment arrangements provide for an annual payment exclusive of base salary of $1,500,000, inclusive of his annual short-term incentive payment.

(6)	Amount represents the annual Canadian allowance recognizing the differences in currency values and taxes resulting from Mr. Lippert’s employment relocation in 1997 from the U.S. to Canada.

(7)	Annual pension service cost is the value of the projected pension earned for the year of service credited for the specific fiscal year.

Executive compensation
As a measure of effective use of compensation, the Committee reviews the key ratios of total aggregate compensation for the President and Chief Executive Officer, Chief Financial Officer and the next three highest-paid

Named Executive Officers, in a policy setting role, over the Bank’s total Market Capitalization and over total Net Income After Tax. The ratios are shown below.

Cost of Management Ratio	2006	2005	2004
Total Aggregate Named Executive Officer Compensation	$35.7 million	$27.9 million	$25.8 million
As a % of Total Market Capitalization	0.06%	0.05%	0.06%
As a % of Total Net Income After Tax	0.75%	0.82%	0.92%

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 23

Total Shareholder Return performance graph
The following performance graph shows the cumulative Total Shareholder Return for Royal Bank of Canada’s Common Shares (assuming dividends are reinvested) compared to the S&P/TSX Composite Banks Index and the S&P/TSX Composite Index over a five-year period ended October 31, 2006. The graph and the table show what a $100 investment made at the end of fiscal 2001 in Royal Bank of Canada Common Shares and in each of the indices would be worth every year. The annualized Total Shareholder Return percentages are also provided.

Five-Year Total Shareholder Return on $100 investment*
Officers’ remuneration
Compensation of Named Executive Officers of the Bank
The summary compensation table details annual and long-term compensation during the three fiscal years ended October 31, 2006 for the President and Chief Executive
Officer, the Chief Financial Officer and the four other most highly compensated senior Bank officers, measured by base salary and annual short-term incentive bonuses earned during fiscal 2006.

24 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

Summary compensation table
The summary compensation table is laid out as prescribed by the Ontario Securities Commission and is based on the fiscal year in which the compensation was granted. This differs from the three-year compensation tables shown on pages 20 to 22, as these tables include the long-term incentive awarded during the calendar year. This is shown for Mr. G.M. Nixon in the table on page 20. For the other Named Executive Officers, these amounts are shown in the tables on pages 21 and 22.

					Long-term compensation
		Annual compensation			awards
					Securities
					under	Shares or units		LTI payout of
				Other annual	options/SARs	subject to resale	All other	previous years’
Name and principal		Salary	Bonus	compensation	granted	restrictions	compensation	awards
position	Year	($)	($)(a)	($)(c)	(#)	($)	($)(i)	($)

G.M. Nixon President and Chief Executive Officer	2006	1,400,000	5,000,000	135,037	239,704	2,750,000 Note (d)	511,075	5,116,514 based on 112,082 shares Note (f)

	2005	1,400,000	2,600,000	150,709	244,752	2,250,000 Note (d)	462,958	2,768,584 based on 88,452 shares Note (f)

	2004	1,366,000	1,350,000 and 7,223 share units based on $450,000	107,353	302,824	2,749,888 Note (d)	396,714	1,329,647 Note (h)

J.R. Fukakusa Chief Financial Officer	2006	400,000	550,000 and 11,066 share units based on $550,000 Note (b)	54,200	39,224	450,000 Note (d)	149,362	647,180 based on 14,176 shares Note (f)

	2005	400,000	8,498 share units based on $700,000	55,811	47,592	437,500 Note (d)	107,469	344,535 based on 11,004 shares Note (f)

	2004	337,419	5,778 share units based on $360,000	61,346	31,936	589,943 Note (e)	77,443	–

M.J. Lippert Group Head Global Technology and Operations	2006	500,000	1,500,000 + 200,000	683,318	87,168	1,000,000 Note (d)	171,408	1,813,701 based on 39,730 shares Note (f)

	2005	500,000	1,300,000 + 1,175,000	977,866	106,064	975,000 Note (d)	155,772	957,041 based on 30,576 shares Note (f)

	2004	500,000	325,000 + 1,100,000	1,269,536	107,360	974,927 Note (d)	134,252	1,329,647 Note (h)

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 25

					Long-term compensation
		Annual compensation			awards
					Securities
					under	Shares or units		LTI payout of
				Other annual	options/SARs	subject to resale	All other	previous years’
Name and principal		Salary	Bonus	compensation	granted	restrictions	compensation	awards
position	Year	($)	($)(a)	($)(c)	(#)	($)	($)(i)	($)

B.G. Stymiest Chief Operating Officer	2006	700,000	825,000 and 16,600 share units based on $825,000 Note (b)	58,309	95,880	1,100,000 Note (d)	225,907	1,820,755 based on 44,095 shares Note (g)

	2005	700,000	1,300,000	116,390	108,784	1,000,000 Note (d) 4,000,000 Note (e)	158,974	–

	2004	–	550,000	–	–	–	–	–

W.J. Westlake Group Head Canadian Personal and Business	2006	600,000	1,725,000	61,715	87,168	1,000,000 Note (d)	180,276	929,821 based on 20,368 shares Note (f)

	2005	600,000	1,300,000	59,732	106,064	975,000 Note (d)	137,430	512,700 based on 16,380 shares Note (f)

	2004	590,685	9,630 share units based on $600,000	53,002	107,360	975,000 Note (d)	87,576	1,386,872 Note (h)

C.M. Winograd Group Head Global Capital Markets	2006	400,000	5,000,000	–	122,032	1,400,000 Note (d)	1,191,600	725,881 Note (j)

	2005	378,633	2,800,000	–	179,488	1,650,000 Note (d)	908,782	1,275,052 Note (j)

	2004	271,800	3,300,000	–	99,104	900,000 Note (d)	729,175	1,896,164 Note (j)

Note:	Number of Common Shares, stock options and share units reflect the two-for-one stock split of Common Shares by way of stock dividend on April 6, 2006.

(a)	Total annual short-term incentive bonus for each Named Executive Officer consists of cash and/or deferred share unit (DSU) amounts shown under the “Bonus” column.

(b)	The DSUs awarded for fiscal 2006 are based on the average closing price of Common Shares over the five trading days prior to October 31,2006, which was $49.70. Additional DSUs are credited to reflect dividends paid on Common Shares. Aggregate holdings of DSUs as at October 31, 2006 and their value, based on an October 31, 2006 Common Share price of $49.80, are as follows:

Name	Aggregate Holdings of DSUs (#) at October 31, 2006	Value of DSUs ($) at October 31, 2006
G.M. Nixon	131,441	6,545,751
J.R. Fukakusa	63,807	3,177,603
M.J. Lippert	32,854	1,636,118
B.G. Stymiest	Nil	Nil
W.J. Westlake	37,253	1,855,182
C.M. Winograd	777,358	38,712,445

(c)	The amounts in this column represent perquisites, other taxable benefits and other annual compensation. These amounts include costs for leased automobiles for Mr. G.M. Nixon of $77,963, Ms. J.R. Fukakusa of $32,200, Mr. M.J. Lippert of $58,318, Ms. B.G. Stymiest of $23,309 and Mr. W.J. Westlake of $36,715. The amounts also include a financial counselling allowance of $20,000 for Ms. Stymiest. For Mr. Lippert, amounts appearing in this column for 2004, 2005 and 2006 include a Canadian allowance recognizing the differences in currency values and taxes resulting from Mr. Lippert’s employment relocation in 1997 from the U.S. to Canada. In fiscal 2002, Mr. Lippert’s Canadian allowance started being phased out and is scheduled for complete elimination by November 1, 2007. For fiscal 2006, the allowance was set at $600,000.

26 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

(d)	Amounts shown for fiscal 2006 for Mr. G.M. Nixon, Ms. J.R. Fukakusa, Mr. M.J. Lippert, Ms. B.G. Stymiest, Mr. W.J. Westlake and Mr. C.M. Winograd represent awards made on December 9, 2005 under the Bank’s Performance Deferred Share Program. Awards under this program are granted based on the average closing price of Common Shares on the Toronto Stock Exchange on the five consecutive trading days ending immediately prior to the grant date. For 2004 the grant price was $31.12, for 2005 the grant price was $31.70 and for 2006 the grant price was $44.13. Dividend equivalents accrued during the year are credited in the form of additional units under the Performance Deferred Share Program. Aggregate holdings of deferred shares granted under this program as at October 31, 2006 and their value, based on a Common Share price of $49.80, are as follows:

	Aggregate holdings of performance deferred shares/	Value of performance deferred shares/units ($)
Name	units (#) at October 31, 2006	at October 31, 2006
G.M. Nixon	234,554	11,680,814
J.R. Fukakusa	35,093	1,747,624
M.J. Lippert	89,633	4,463,706
B.G. Stymiest	58,718	2,924,147
W.J. Westlake	89,633	4,463,706
C.M. Winograd	118,719	5,912,202

(e)	For Ms. J.R. Fukakusa, the amount appearing in this column for 2004 also includes an award under the RBC Share Unit Plan made on January 7, 2004. Aggregate holdings of Ms. Fukakusa’s RBC share units as at October 31, 2006 were 10,539 units with a value of $524,897 based on a Common Share price of $49.80. Dividend equivalents accrued during the year were credited in the form of additional units. These shares vested on January 7, 2007 with a value equal to the market value of Common Shares on the vesting date and were paid in Common Shares. For Ms. B.G. Stymiest, the amount appearing in this column for 2005 includes a $4 million RBC Share Unit Plan award made on November 1, 2004 to compensate for forfeited long-term incentive awards from her prior employer. Aggregate holdings of Ms. Stymiest’s RBC share units as at October 31, 2006 were 90,130 units with a value of $4,488,466 based on a Common Share price of $49.80. These share units vest one-third per year beginning on November 1, 2005, and are conditional on Ms. Stymiest being actively employed by the Bank on the vesting dates, and will have a value equal to the market value of Common Shares on the vesting dates and will be paid in cash. Dividend equivalents accrued during the year are credited in the form of additional units.

(f)	Amounts shown for fiscal 2006 and 2005 for Mr. G.M. Nixon, Ms. J.R. Fukakusa, Mr. M.J. Lippert and Mr. W.J. Westlake represent payouts as a result of awards made on January 17, 2003 and January 14, 2002 under the Performance Deferred Share Program. Dividend equivalents accrued during the vesting period were credited in the form of additional units. Awards vested three years from the grant date, on January 17, 2006 and January 14, 2005, and were paid out in Common Shares to each executive, based on a share price of $45.65 and $31.30, respectively.

(g)	Amount shown for fiscal 2006 for Ms. B.G. Stymiest represents the payout based on a share price of $41.29, as a result of the vesting of one-third of the RBC Share Unit Plan award made on November 1, 2004. Dividend equivalents accrued during the year are credited in the form of additional units.

(h)	In order to align the compensation of senior Bank officers more closely to the North American market, in 2001, awards were made under the North American Compensation Program to some officers, including $3,000,000 awards made to Messrs. G.M. Nixon and M.J. Lippert on April 1, 2001. Messrs. Nixon and Lippert’s awards were converted into 127,098 share units each. The units vested over a three-year period in equal installments of one-third per year. The units had a value equal to the market value of Common Shares on each vesting date and were paid in cash at the option of the Bank. The number of share units initially awarded was determined based on the award amount divided by the average closing price of Common Shares traded on the Toronto Stock Exchange for the five trading days immediately preceding the date of the award. The first third of these share units vested on April 1, 2002, the second third of these shares vested on April 1, 2003 and the final third of these shares vested on April 1, 2004. In March 2001, Mr. W.J. Westlake received a $3,000,000 award that converted into 128,700 share units. The first third of these share units vested on March 1, 2002, the second third of these share units vested on March 1, 2003 and the final third of these share units vested on March 1, 2004. The units did not attract dividends. No awards have been made under this Program since 2001.

(i)	The amounts in this column represent the Bank’s contribution under the employee savings and share ownership plans. These officers participate in these plans on the same basis as all other Bank employees. Employees can contribute up to 10% of their salary towards the purchase of Common Shares, with the Bank contributing additional Common Shares to the extent of 50% of eligible contributions up to a maximum of 3% of the employee’s salary. The amounts in this column also include the amount of dividends accrued during the year and credited in the form of additional units under the Deferred Share Unit Plan, the Performance Deferred Share Program and the RBC Share Unit Plan.

(j)	The amounts in this column represent payment to Mr. C.M. Winograd of the deferral component of the RBC Capital Markets Incentive Program. Under the deferral component of the RBC Capital Markets Incentive Program, 30% of Mr. Winograd’s combined salary and incentive was deferred into share units. Additional share units are credited to reflect dividends paid on Common Shares. The amount deferred is payable at the rate of one-third per year and is paid in cash at the then-prevailing Common Share price. Since December 2003, Mr. Winograd has been part of the Bank’s Mid-Term and Long-Term Incentive Programs and no longer participates in the deferral component of the RBC Capital Markets Incentive Program.

Performance Deferred Shares
The following table shows for each Named Executive Officer share units awarded under the Performance Deferred Share Program during the year ended October 31, 2006. Value realized upon vesting is the market value of the Common Shares on the vesting date. Performance Deferred Share grants vest three years after their award date. The share units were awarded on December 9, 2005, at a price of $44.13.

     The value of unvested Performance Deferred Shares at financial year-end is equivalent to the number of share units awarded multiplied by the market value of the Common Shares on October 31, 2006, which was $49.80 per share. Details of the program can be found in the “Mid-term and long-term equity incentive programs” section in this Circular under the heading “Performance Deferred Share Program.”

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 27

Mid-term equity incentive awards granted during the most recently completed financial year

	Securities, units	Performance or other	Estimated future payouts under non-securities-price based plans(1), (2)
	or other rights	period until maturation or	Threshold	Target	Maximum
Name	(#)	payout	($)	($)	($)
G.M. Nixon	31,156	December 9, 2008	1,551,569	1,551,569	1,551,569
	31,156	December 9, 2008	775,784	1,551,569	2,327,354
J.R. Fukakusa	5,098	December 9, 2008	253,880	253,880	253,880
	5,098	December 9, 2008	126,940	253,880	380,820
M.J. Lippert	11,330	December 9, 2008	564,234	564,234	564,234
	11,330	December 9, 2008	282,117	564,234	846,351
B.G. Stymiest	12,462	December 9, 2008	620,608	620,608	620,608
	12,462	December 9, 2008	310,304	620,608	930,912
W.J. Westlake	11,330	December 9, 2008	564,234	564,234	564,234
	11,330	December 9, 2008	282,117	564,234	846,351
C.M. Winograd	15,862	December 9, 2008	789,928	789,928	789,928
	15,862	December 9, 2008	394,964	789,928	1,184,892

(1)	Estimated future payouts are calculated based on the market value of the Common Shares on October 31, 2006, which was $49.80. Actual payouts will be based on the Common Share value at the time of vesting and may therefore differ from amounts shown in this table. Estimated future payouts are expressed in Canadian dollars.

(2)	At time of vesting, half of the award remains the same and the other half can be increased or decreased by 50% based on the Bank’s relative TSR performance, as shown above.

Stock option plan
On November 30, 2006, the Board approved stock option awards to be granted on December 12, 2006, five business days after the trading window opens. The Committee grants options to eligible employees, including the President and Chief Executive Officer and other Named Executive Officers, for the purchase of a set number of Common Shares. The exercise price for each grant is the market value of the shares based on the weighted average of the trading prices on the Toronto Stock Exchange for (i) the five-trading-day period ending immediately before the option grant or (ii) the day of the option grant, whichever is higher. Each option may be exercised over a 10-year period; 25% of the options granted vest one year after the date of grant and an additional 25% per year vest over the following three years. Bank stock option granting practices are in line with Toronto Stock Exchange requirements.

     No single participant may be granted options for more than 5% of the outstanding Common Shares. In the event that a participant ceases to be a full-time employee for any reason other than retirement, disability or death, the maturity date for options which are vested at the time of termination is the earlier of (i) the expiry of the initial 10-year option period, and (ii) 90 days after termination, after which all unexercised options are forfeited. In the event of retirement or disability, the option maturity date is the earlier of (i) the expiry of the initial 10-year option period, and (ii) five years after retirement or disability; normal vesting continues during this period. In the event of the death of a participant before or after retirement, the options vest immediately and the option maturity date is the earlier of (i) the expiry of the initial 10-year option period, and (ii) 24 months from date of death.
     The following table shows stock option grants made to the Named Executive Officers under the Bank’s stock option plan during the financial year ended October 31, 2006.

Option/SAR grants during the most recently completed financial year(1)

	Securities under	% of total options/		Market value of securities
	options/SARs	SARs granted to	Exercise or	underlying options/SARs
	granted	employees	base price	on the date of grant
Name	(#)	in fiscal 2006	($)/Common Share	($)/Common Share	Expiration date
G.M. Nixon	239,704	13.65%	44.13	44.13	Dec. 9, 2015
J.R. Fukakusa	39,224	2.23%	44.13	44.13	Dec. 9, 2015
M.J. Lippert	87,168	4.96%	44.13	44.13	Dec. 9, 2015
B.G. Stymiest	95,880	5.46%	44.13	44.13	Dec. 9, 2015
W.J. Westlake	87,168	4.96%	44.13	44.13	Dec. 9, 2015
C.M. Winograd	122,032	6.95%	44.13	44.13	Dec. 9, 2015

(1)	The number of options reflects the two-for-one stock split of Common Shares by way of stock dividend on April 6, 2006.

28 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

The following table shows for each Named Executive Officer:
•	the number of Common Shares acquired through the exercise of stock options during the financial year ended October 31, 2006;

•	the aggregate value realized upon exercise of options, if any; and

•	the number of Common Shares covered by unexercised options under the stock option plan of the Bank as at October 31, 2006.
In the table, value realized upon exercise of options is the difference between the fair market value of the Common Shares on the exercise date and the exercise price of the option. The value of unexercised in-the-money options at financial year-end is the difference between the exercise price of the options and the fair market value of the Common Shares on October 31, 2006, which was $49.80 per share.

Aggregated option/SAR exercises during the most recently completed financial year and financial year-end option values

			Unexercised options/SARs		Value of unexercised in-the-money
	Securities acquired	Aggregate value	at October 31, 2006 (#)		options/SARs at October 31, 2006 ($)
Name	at exercise (#)	realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
G.M. Nixon	Nil	Nil	1,407,590	663,010	33,209,996	9,318,943
J.R. Fukakusa	Nil	Nil	234,382	102,058	5,729,043	1,396,204
M.J. Lippert	268,000	8,268,996	1,204,156	251,716	33,030,292	3,578,228
B.G. Stymiest	Nil	Nil	27,196	177,468	492,248	2,020,862
W.J. Westlake	Nil	Nil	378,376	236,456	8,772,858	3,260,820
C.M. Winograd	Nil	Nil	94,424	306,200	1,728,152	4,045,050

Securities authorized for issuance under equity compensation plans
The following table shows, as of October 31, 2006, compensation plans under which equity securities of the Bank are authorized for issuance from treasury. The information has been aggregated either by equity compensation plans providing for the issuance of Common Shares previously approved by shareholders, or equity compensation plans providing for the issuance of Common Shares not previously approved by shareholders, of which there are none to report. The numbers shown under “Equity compensation plans approved by security holders” relate to the Bank’s stock option plan. Please refer to the description of the stock option plan under “Report on executive compensation” in this Circular.

			Number of securities remaining
			available for future issuance under
	Number of securities to be issued	Weighted average exercise price	equity compensation plans (excluding
	upon exercise of outstanding options	of outstanding options	securities reflected in column (a))
Plan category	(a)	($) (b)	(c)
Equity compensation plans approved by security holders	32,243,187	24.66	23,121,488
Equity compensation plans not approved by security holders	0	0	0
Total	32,243,187	24.66	23,121,488

Pensions
Pension arrangements are in place to provide certain senior officers, including the Named Executive Officers, with lifetime annual retirement income of up to 65% of their average pensionable earnings. This income is inclusive of benefits from the registered defined benefit pension plan and the Canada and Quebec Pension Plans.

     The pension arrangements available to Mr. G.M. Nixon, Ms. J.R. Fukakusa, Mr. M.J. Lippert, Ms. B.G. Stymiest and Mr. W.J. Westlake consist of three components:
1)	a registered defined benefit pension plan to which the employer makes contributions up to the allowable limit as provided under the Income Tax Act;

2)	a defined benefit supplemental arrangement that provides pension benefits calculated on the first $175,000 of average pensionable earnings net of the registered portion; and

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 29

3)	an unfunded supplemental arrangement that provides retirement income as described in this section (the third component is inclusive of the amounts from the first two components).
The first two components are available to all full-time Canadian employees of the Bank. Since January 2002, the Bank has funded this supplemental liability for active and retired pension plan members through a Retirement Compensation Arrangement in combination with the Bank’s registered pension plans, up to the first $120,000 of annual total pension.
     Pensions are based on credited years of service and on average annual pensionable earnings. These earnings are defined as base salary and annual short-term incentive, including the amount elected to be taken in the form of DSUs, during the best 60 consecutive months in the last 10 years of employment. Pensionable earnings are capped and cannot exceed 160% of the final base salary for Mr. Nixon; for Mr. Lippert, Ms. Stymiest and Mr. Westlake, pensionable earnings cannot exceed 150% of the final base salary; and for Ms. Fukakusa, cannot exceed 145% of the final base salary.
     Normally, these pension arrangements accrue from age 40 on the basis of certain percentages per year, as follows: 40-44, 2% per year; 45-59, 3% per year; 60-64, 2% per year, up to a maximum of 65% of average pensionable earnings. The normal retirement age under these arrangements is 65 years. Early retirement benefits are available from age 55. The pension payable is reduced, however, when the individual does not have 35 years of pension plan membership or if the individual is over age 60 and does not have 25 years of membership.
     The pension plan table below indicates pension levels at various years of credited service and levels of pensionable earnings.

Pension plan table

	Years of credited service at normal retirement age of 65
Pensionable earnings ($)	10	15	20	25
500,000	125,000	200,000	275,000	325,000
750,000	187,500	300,000	412,500	487,500
1,000,000	250,000	400,000	550,000	650,000
1,250,000	312,500	500,000	687,500	812,500
1,500,000	375,000	600,000	825,000	975,000
1,750,000	437,500	700,000	962,500	1,137,500
2,000,000	500,000	800,000	1,100,000	1,300,000
2,250,000	562,500	900,000	1,237,500	1,462,500
2,500,000	625,000	1,000,000	1,375,000	1,625,000
2,750,000	687,500	1,100,000	1,512,500	1,787,500

The pension arrangements for Messrs. G.M. Nixon and M.J. Lippert have slightly different accrual schedules from the normal schedule described above:
•	Mr. Nixon’s arrangement provides for an accrual of 4.4% per year for ages 40-44, 4.5% per year for ages 45-49 and 4.1% per year thereafter, to a maximum of 65%. Early retirement benefits are available to Mr. Nixon, subject to board approval.
•	Mr. Lippert’s arrangement provides for an accrual of 2% per year for ages 38-44 and 60-64, 3% per year for ages 45-49 and 55-59 and 2.2% per year for ages 50-54.
Mr. C.M. Winograd is a member of the Pension Plan for directors of RBC Dominion Securities Inc. with the same terms and conditions applicable to all directors of RBC Dominion Securities Inc. This Plan provides pension benefits up to the maximum pension allowed under a registered plan under the Income Tax Act. Mr. Winograd’s estimated annual pension payable upon retirement at normal retirement age is $63,692.
     The following estimated pension service costs, accrued pension obligations and annual pension benefits under the Bank’s pension plans are provided by the Bank on a voluntary basis and exceed applicable disclosure requirements.

30 SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION	ROYAL BANK OF CANADA

Executive pension value disclosure(1), (2)

	Current 2006	Accrued obligations	Annual pension			Normal
	service cost	at October 31, 2006	benefits payable at	Age (as of	Credited	retirement
Name	($)(3)	($)(4)	age 65 ($)(5)	Oct. 31, 2006)	service	age
G.M. Nixon	766,000	7,882,000	1,456,000	49	9.8 years	65
J.R. Fukakusa	160,000	2,237,000	377,000	51	12.0 years	65
M.J. Lippert	174,000	1,328,000	487,500	47	9.3 years	65
B.G. Stymiest	239,000	522,000	470,832	50	2.0 years	65
W.J. Westlake	212,000	2,735,000	574,200	52	11.8 years	65
C.M. Winograd	24,000	740,000	63,692	58	28.9 years	65

(1)	The unfunded supplemental pension benefits arrangements do not vest until the Named Executive Officer reaches age 55, or earlier for Mr. G.M. Nixon with board approval. In the case of Mr. C.M. Winograd, his accrued pension to date has already vested.

(2)	Amounts shown include pension benefits under the Bank’s registered pension plan and supplemental pension arrangements other than for Mr. C.M. Winograd, who participates only in the Pension Plan for directors of RBC Dominion Securities Inc.

(3)	Service cost is the value of the projected pension earned for the period November 1, 2005 to October 31, 2006. Amounts shown are consistent with our disclosures in Note 20 of the 2006 Consolidated Financial Statements.

(4)	Accrued obligation is the value of the projected pension earned for service to October 31, 2006. Amounts shown are consistent with our disclosure in Note 20 of the 2006 Consolidated Financial Statements. The accrued obligation changes from year to year. Variations include amounts attributable to interest accruing on the beginning-of-year obligation, experience gains and losses and changes in actuarial assumptions. For 2006, all actuarial assumptions remained the same. The change in accrued obligation, net of current service cost, is, for Mr. G.M. Nixon, $216,000; for Ms. J.R. Fukakusa, $153,000; for Mr. M.J. Lippert, $33,000; for Ms. B.G. Stymiest, $33,000; for Mr. W.J. Westlake, $80,000 and for Mr. C.M. Winograd, $18,000.

(5)	Amounts in this column are based on current compensation levels and assume accrued years of service to age 65 for each of the Named Executive Officers.

Change-in-control provisions, termination of employment and employment contracts
In May 2001, the Bank adopted a change-in-control policy, which was reaffirmed in May 2003 and again in May 2006. The policy covers, in the absence of other contractual arrangements, the Named Executive Officers and certain other selected senior Bank officers. The policy is designed to ensure continuity of management in the event of a major shareholder transaction involving the Bank.
A major shareholder transaction is defined as:

•	an entity or individual acquiring 20% or more of the voting shares of the Bank;

•	a change in the majority (over 50%) of the directors of the Bank;

•	a merger or consolidation with another entity which

would result in the voting shares of the Bank representing less than 60% of the combined voting power of the Bank (or subsequent entity) following the merger or consolidation; or

•	a sale or disposition of 50% or more of the net book value of the assets of the Bank.
The change-in-control provisions for covered executives will be triggered by a major shareholder transaction and termination, except for cause, of a covered senior Bank officer within 24 months of the major shareholder transaction. The severance will be paid as a lump sum payment of up to two years of salary and annual short-term incentive determined using a formula based on criteria such as service, age, salary and annual short-term incentive. For the Named Executive Officers, the payments would amount to two years of salary and annual short-term incentives. Benefits will continue through the severance period.
     For all participants in the stock option plan or other mid-term and long-term incentive programs who are terminated without cause within 24 months of a change in control, all options and other awards vest immediately upon termination and would remain exercisable for a three-month period following termination.
     The Bank maintains a severance program for qualifying Canadian employees that uses a formula based on criteria such as service, age, salary and annual short-term incentive. For employees meeting certain age and service requirements, severance will be paid to bridge the employee to early retirement entitlement under the applicable pension arrangements.
     For Mr. G.M. Nixon and the other Named Executive Officers, the severance would be approximately two years of base salary and annual short-term incentive. Mr. M.J. Lippert’s employment arrangements provide for an annual payment, exclusive of base salary, of $1,500,000, inclusive of his annual short-term incentive payment. Mr. Lippert receives benefits under a Canadian allowance arrangement put in place at the time of his transfer from the U.S. to recognize the differences in currency values and taxes on employment. The Canadian allowance amounted to $1,500,000 for the year ended October 31, 2003, and beginning fiscal 2004 was reduced by $300,000 per annum; the allowance will be completely eliminated by November 1, 2007. For fiscal 2006, Mr. M.J. Lippert’s Canadian allowance was $600,000.

ROYAL BANK OF CANADA	SECTION 3 – DISCLOSURE OF COMPENSATION AND OTHER INFORMATION 31

Indebtedness of directors and executive officers

Indebtedness of directors and executive officers other than under securities purchase programs
At December 29, 2006, the total debt, other than “routine indebtedness” under applicable Canadian securities laws, owed to the Bank or its subsidiaries by all executive officers,

directors and employees globally, amounted to approximately $3,067 million. The major portion of this amount was for housing loans secured on the borrower’s principal residence.

Indebtedness of directors and executive officers other than under securities purchase programs

	Involvement of issuer or	Largest amount outstanding during	Amount outstanding as at
Name and principal position	subsidiary	year ended October 31, 2006 ($)	December 29, 2006 ($)(1)
D.R. Allgood, EVP and General Counsel	Bank loans	100,754	85,278

Note: Executive officers are executive officers of Royal Bank of Canada as defined under National Instrument 51-102 Continuous Disclosure Obligations.

(1)	Loans for personal purposes, principally for consumer purchases, home improvements, recreational property acquisition and sundry investment. Security in conformity with the Bank’s regular customer lending practices is held. Such loans are granted on a demand basis, generally subject to regular repayment schedules and bear interest at a rate based on the Bank’s Prime rate.

Indebtedness of directors and executive officers under securities purchase programs
As at December 29, 2006 there was no outstanding indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Bank or its subsidiaries of any executive officers, directors or employees made in connection with the purchase of securities of the Bank or its subsidiaries.
Additional items
Corporate governance
Under rules adopted by Canadian securities regulatory authorities, the Bank is required to disclose information relating to its corporate governance. The Bank’s disclosure is set out in Schedule ‘B’ to this Circular. Additional information relating to corporate governance at the Bank may be found on its governance website at rbc.com/governance.
Directors’ and officers’ liability insurance
The Bank has purchased, at its expense, an integrated insurance program that includes directors’ and officers’ liability insurance. This insurance provides protection for directors and officers against liability incurred by them in their capacities as directors and officers of the Bank and its subsidiaries. The directors’ and officers’ liability insurance has a dedicated policy limit of $300,000,000 for each claim and as an aggregate for the 12 months ending June 1, 2007. There is no deductible for this coverage. The insurance applies in circumstances where the Bank may not indemnify its directors and officers for their acts or omissions. Premiums paid by the Bank relating to directors’ and officers’ liability insurance are approximately $1.2 million per annum.
Available documentation
The Bank is a reporting issuer under the securities acts of all of the provinces of Canada and is therefore required to file financial statements and information circulars with the various securities commissions. The Bank also files an annual information form with such securities commissions. Financial information is provided in the Bank’s comparative financial statements and management’s discussion and analysis. Copies of these documents and additional information relating to the Bank may be found on SEDAR at sedar.com or obtained on request from the Secretary of the Bank.
Directors’ approval
The Board of Directors of the Bank has approved the content and sending of this Management Proxy Circular.
January 10, 2007
Carol J. McNamara
Vice-President and Secretary

32 SCHEDULE ‘A’ – RECORD OF ATTENDANCE BY DIRECTORS	ROYAL BANK OF CANADA

Schedule ‘A’	Record of attendance by directors
For the 12 months ended October 31, 2006

Number of meetings attended
Director	Board	Committees(1)
W. Geoffrey Beattie	12 of 12	11 of 12
George A. Cohon, O.C., O.Ont.	11 of 12	12 of 12
Douglas T. Elix, A.O.(2)	8 of 12	2 of 3
John T. Ferguson, F.C.A.	12 of 12	7 of 7
The Hon. Paule Gauthier, P.C., O.C., O.Q., Q.C.	12 of 12	12 of 12
Timothy J. Hearn(3)	7 of 7	8 of 8
Alice D. Laberge	12 of 12	10 of 10
Jacques Lamarre, O.C.	10 of 12	13 of 17
Brandt C. Louie, F.C.A.	10 of 12	9 of 12
Michael H. McCain	12 of 12	5 of 5
Gordon M. Nixon(4)	12 of 12	N/A
David P. O’Brien (5)	12 of 12	7 of 7
Robert B. Peterson	12 of 12	12 of 12
J. Pedro Reinhard	12 of 12	17 of 17
Kathleen P. Taylor	12 of 12	12 of 12
Victor L. Young, O.C.	11 of 12	12 of 12

(1)	Excludes directors’ attendance at regional director committee meetings.

(2)	Mr. D.T. Elix missed certain meetings for medical reasons.

(3)	Joined the board on March 3, 2006.

(4)	As President and Chief Executive Officer of the Bank, Mr. G.M. Nixon is not a member of any board committee but attends meetings of all committees at the invitation of the board whenever possible.

(5)	As Chair of the Corporate Governance and Public Policy Committee and a member of the Human Resources Committee, Mr. D.P. O’Brien attended all meetings of those committees. In his capacity as Chairman of the Board, Mr. O’Brien attends the meetings of other committees whenever possible.

Summary of board and committee meetings held

Board	12
Audit	9
Conduct Review and Risk Policy	8
Corporate Governance and Public Policy	4
Human Resources	3
Regional director committees of the board also held meetings as follows:
Atlantic	1
Quebec	1
Ontario	1
Prairies	2
British Columbia	2

Mr. Cecil W. Sewell, Jr., who is not standing for re-election on March 2, 2007, attended 12 of 12 board meetings during the 12-month period ended October 31, 2006. Mr. Sewell was not a member of any board committee.

ROYAL BANK OF CANADA	SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES 33

Schedule ‘B’	Statement of Corporate Governance Practices and Guidelines

A sound and effective approach to corporate governance is fundamental to enhancing the board’s ability to supervise and counsel management in generating long-term shareholder value. To maintain high standards of governance in a rapidly changing environment, the Bank’s governance system is subject to ongoing review and assessment. The Board of Directors has proactively adopted governance policies and practices designed to align the interests of the board and management with those of shareholders and to promote high standards of ethical behaviour at every level of the organization.
     The Bank’s Common Shares are listed on the Toronto Stock Exchange (TSX), the New York Stock Exchange (NYSE) and the Swiss Exchange (SWX). The board exercises its authority in accordance with the Bank’s Code of Conduct, the Bank’s By-laws and the Bank Act, as well as other applicable laws and regulations, including those imposed by the Canadian Securities Administrators (CSA), the TSX, the U.S. Securities and Exchange Commission (SEC) and the NYSE. The Bank’s governance practices are consistent with the CSA’s corporate governance guidelines and rules relating to audit committees. The Bank is not required to comply with most of the corporate governance listing standards of the NYSE (NYSE Rules) and instead may comply with Canadian governance practices. However, except as summarized on our website at rbc.com/governance (1), the Bank meets or exceeds the NYSE Rules in all significant respects.
     On the recommendation of its Corporate Governance and Public Policy Committee, the Board of Directors has approved this corporate governance disclosure, which is responsive to the CSA’s disclosure requirements as well as applicable NYSE Rules and SEC rules adopted pursuant to the U.S. Sarbanes-Oxley Act of 2002 (SOX).
Independence of the board
The board believes that independence from management is fundamental to its effectiveness. As a Canadian financial services company listed on the TSX and NYSE, the Bank is subject to various guidelines, requirements and disclosure rules governing the independence of the board and its committees.
     The Bank complies with provisions of the Bank Act that limit the number of affiliated directors. Of the 16 persons proposed in this Circular for election to the board at the 2007 Annual Meeting, only Gordon M. Nixon, President and Chief Executive Officer, is affiliated with the Bank.
     The board also meets the independence requirements of the CSA corporate governance guidelines and voluntarily conforms to the NYSE Rules regarding independent directors. To assist it in making determinations as to the independence of directors, the board has adopted the categorical standards of independence expressed in our Director Independence Policy, attached as Appendix ‘1’. A director will be considered independent only if the board has affirmatively determined that the director has no direct or indirect material relationship with the Bank. A director who qualifies as independent under this policy will be independent under the CSA’s corporate governance guidelines and the NYSE Rules.
     The board has analyzed the relationships between each director and the Bank, and on advice from the Corporate Governance and Public Policy Committee, has affirmatively determined that the following 14 of the 16 persons proposed in this Circular for election as directors (or 87.5%), have no direct or indirect material relationship with the Bank and are therefore independent: W. Geoffrey Beattie, George A. Cohon, Douglas T. Elix, John T. Ferguson, Paule Gauthier, Timothy J. Hearn, Alice D. Laberge, Jacques Lamarre, Brandt C. Louie, David P. O’Brien, Robert B. Peterson, J. Pedro Reinhard, Kathleen P. Taylor and Victor L. Young. To assist the board in these determinations, directors annually complete a detailed questionnaire concerning their personal and business relationships with the Bank. The Bank has banking or business relationships with some of the directors or the entities in which they serve as officers. The board considered these relationships in its evaluation and determined they were within the materiality limits defined in the Director Independence Policy.
     The board has determined that the following two persons proposed in this Circular for election as directors are not independent:
•	Gordon M. Nixon, as President and Chief Executive Officer of the Bank; and

•	Michael H. McCain, as an officer and director of an entity that is a borrower of the Bank.
Following every board meeting, the Chairman of the Board leads sessions attended only by non-management directors and, at least once a year, leads sessions attended only by independent directors. During the 2006 financial year there was one session attended only by independent directors.

(1)	Information contained in or otherwise accessible through websites mentioned in this Statement of Corporate Governance Practices and Guidelines does not form a part of this Statement. All references in this Statement to websites are inactive textual references only.

34 SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES	ROYAL BANK OF CANADA

     To enhance board independence each board committee may engage external advisors at the expense of the Bank. In addition, with the approval of the Chairman of the Board, individual directors may engage external advisors at the expense of the Bank.
     The board’s policies permit no more than two board members from management, and further provide that no more than two board members may sit on the same public company board(2). The biographies on pages 4 to 9 of this Circular identify the other reporting issuers of which each nominee is a director. Common memberships on boards of public companies among the Bank’s directors are set out below. The board has determined that these common board memberships do not impair the ability of these directors to exercise independent judgment as a member of the Board of Directors of the Bank.

Common public company board memberships

TransCanada Corporation

Paule Gauthier	Director

David P. O’Brien	Director

Imperial Oil Limited

Timothy J. Hearn	Director, Chairman,
President and
Chief Executive Officer

Victor L. Young	Director

Independent Chairman of the Board
An independent director, David P. O’Brien, serves as Chairman of the Board and Chair of the Corporate Governance and Public Policy Committee. Mr. O’Brien was first appointed Chairman on February 27, 2004. The non-executive Chairman of the Board is responsible for the management, development and effective functioning of the Board of Directors and provides leadership in every aspect of its work. The Chairman chairs meetings of shareholders and of the Board of Directors, including those when management is not present, as well as sessions of independent directors. The Chairman also participates in the orientation and mentoring of new directors and the continuing education of current directors. The Chairman oversees the process for regular director peer review and supplements the formal review process by meeting with each director individually. The Chairman is also a key advisor to the President and Chief Executive Officer on major issues and serves as a liaison among the directors and between the board and senior management. The board has approved and annually reviews the written position description for the Chairman of the Board, which is available at rbc.com/governance.
Director attendance
Board members are expected to attend the Annual Meeting as well as board meetings and meetings of committees on which they serve. Minimum attendance of 75% of board and committee meetings is required, except where the Corporate Governance and Public Policy Committee determines that factors beyond a director’s control prevented the director from achieving the minimum attendance level.
     Each director’s attendance record during the 2006 financial year is disclosed in Schedule ‘A’ to this Circular.
The role of the board
The Board of Directors is responsible for the overall stewardship of the Bank. The board is elected by shareholders to supervise management of the Bank’s business and affairs, with the goal of enhancing long-term shareholder value. In performing its role, the board makes major policy decisions, participates in strategic planning, delegates to management the authority and responsibility for day-to-day affairs and reviews management’s performance and effectiveness.
     The Bank Act specifies certain important matters that must be dealt with by the board, such as approval of financial statements and declarations of dividends. By formal resolution, the Board of Directors reserves for itself the right to make certain decisions and delegates other decisions to management. Any responsibilities not delegated to management remain with the board and its committees. In some matters, management’s discretion is limited by dollar thresholds beyond which board approval is required. For example, such thresholds exist for investments and divestitures, equity commitments, intra-group transactions and entering into strategic alliances, licensing and outsourcing agreements.
     Some of the board’s supervisory responsibilities are described below. The board’s functions are more fully described in its charter, attached as Appendix ‘2’, and in the charters of its committees, which are available at rbc.com/governance.
Strategic planning
•	The board oversees the Bank’s strategic direction and major policy decisions.

•	Strategies and their implementation are frequently discussed at board meetings.

•	The board participates with management in an annual session dedicated to strategic planning.

•	The board approves the enterprise strategy, which takes into account, among other things, the opportunities and risks of the businesses.

(2)	Board policy allows more than two directors to sit on the board of a Bank subsidiary or, when it is in the best interests of the Bank in order to ensure appropriate oversight, an entity in which the Bank holds a substantial investment.

ROYAL BANK OF CANADA	SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES 35

•	The board reviews and approves the corporate financial objectives, operating plans and actions of the Bank, including significant capital allocations, expenditures and transactions that exceed delegated authorities.
Identification of risks
•	Through its Conduct Review and Risk Policy Committee, the board identifies the principal risks of the Bank’s businesses and seeks to ensure that an effective risk control environment is in place. Among other things, that Committee reviews risk management policies and processes, including those concerning credit risk, market risk, operational risk, liquidity and funding risk, reputation risk, regulatory and legal risk, environmental risk and insurance risk. The Committee receives regular reports on key risks affecting the Bank.

•	The Audit Committee reviews reports from the internal audit function and reviews the internal controls and risk management policies and processes related to management of capital and liquidity and prevention and detection of fraud and error.

•	Both the Audit Committee and the Conduct Review and Risk Policy Committee receive reports on regulatory compliance matters.
Succession planning
•	The Human Resources Committee reviews succession planning for the President and Chief Executive Officer and other key senior officers and reviews the Bank’s plans for the development of senior talent and candidates for senior positions.

•	The Committee reports to the board at least annually on succession planning matters.

•	The President and Chief Executive Officer has a written objective that makes succession planning a priority.
Communications
•	The board reviews and approves the contents of major disclosure documents, including the Annual Report, quarterly reports to shareholders, the annual information form, management’s discussion and analysis, and this Circular.

•	The board approves the Bank’s disclosure policy that addresses how the Bank interacts with analysts, investors and the public and that contains measures to avoid selective disclosure in accordance with the Bank’s policies and procedures and legal disclosure requirements.

•	Procedures are in place to provide timely information to current and potential investors and respond to their inquiries.

•	The Bank’s Investor Relations group is responsible for maintaining communications with the investing public. It is the Bank’s policy that every shareholder inquiry should receive a prompt response. Investor Relations staff are available to shareholders by telephone, email and fax, and significant disclosure documents are available at rbc.com/investorrelations.

•	Senior executives, including the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Head, Investor Relations, meet regularly with financial analysts and institutional investors.

•	The quarterly earnings conference calls with analysts and institutional investors are broadcast live and, for a period of three months after each call, are archived on the Bank’s Investor Relations website at rbc.com/investorrelations/ conference and are accessible for a period of three months after each call.

•	Shareholders may communicate directly with the independent directors by writing to the Chairman of the Board of Directors, Royal Bank of Canada, Royal Bank Plaza, P.O. Box 1, Toronto, Ontario, Canada M5J 2J5.
Integrity of internal controls and management information systems
•	The board establishes the Bank’s values, as set out in the Code of Conduct.

•	The board requires management to implement and maintain effective systems of internal control.

•	The Audit Committee regularly meets with the Chief Internal Auditor and with management of the Bank to assess the adequacy and effectiveness of systems of internal control.

•	The board reviews the Bank’s financial statements and oversees its compliance with applicable audit, accounting and reporting requirements.
Governance
•	The board develops the Bank’s corporate governance principles and guidelines and establishes appropriate structures and procedures to allow the board to function effectively and independently of management.
Position descriptions of the Chairman of the Board, board committee chairs and the President and Chief Executive Officer
The Board of Directors has approved written position descriptions for the Chairman of the Board and the chairs of the board’s committees. In addition, the board has approved and reviews annually a written position description for the President and Chief Executive Officer. These position descriptions are available at rbc.com/governance. The Human Resources Committee of the board approves the corporate objectives that the President and Chief Executive Officer is responsible for meeting and assesses the President and Chief Executive Officer against these objectives.

36 SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES	ROYAL BANK OF CANADA

Director orientation and continuing education
The Bank has procedures in place that are designed to ensure that the board has timely access to the information it needs to carry out its duties. Directors are involved in setting the agenda for board and committee meetings. They receive a comprehensive package of information prior to each board and committee meeting, and attend an annual strategic planning session. As well, after each committee meeting, the board receives a report on the committee’s work. Directors have full access to senior management and employees of the Bank.
     The Bank prepares and updates a Director’s Guide for new and existing board members. The Director’s Guide describes the role of the board, its committees and directors, contains the Bank’s key policies and procedures and provides information relating to the Bank and its management.
     New directors also meet with members of the Group Executive representing the Bank’s core businesses, and with other senior officers, to discuss the business functions and activities of the Bank. The goal is to ensure that new directors fully understand the nature and operation of the Bank’s businesses, the role of the board and its committees and the contribution that individual directors are expected to make, including the commitment of time and energy that the Bank expects of its directors.
     To assist board members in understanding their responsibilities and liabilities, as well as keeping their knowledge and understanding of the Bank’s businesses current, the Bank provides directors with an ongoing education program. Presentations on the business and regulatory environment and on specialized and complex aspects of the Bank’s business operations are regularly made to the board. In 2006, these included educational sessions concerning:
•	the implications of the Basel II Capital Accord for the Bank’s capital management framework;

•	complex products and related risk management;

•	specialized aspects of accounting related to insurance liabilities, derivatives and hedge funds; and

•	new financial instruments standards and their impact on financial statements and disclosure controls and certifications.
Our Code of Conduct
By setting the tone at the top, the Board of Directors fosters a strong governance culture that influences every level of the organization. The board endorses the principles and compliance elements expressed in Our Code of Conduct, which is also approved annually by the Human Resources Committee. Our Code of Conduct is filed on SEDAR and is also available at rbc.com/governance.
     The Code establishes written standards designed to promote integrity and ethical behaviour that apply to the Chairman and members of the Board of Directors, senior management and all employees. The Code sets out fundamental principles that guide the board in its deliberations and shape the organization’s business activities globally:
•	upholding the law at all times;

•	confidentiality, privacy and security of personal information;

•	fairness in all our dealings;

•	corporate responsibility and adding value to society;

•	honouring trust by safeguarding client and corporate assets;

•	objectivity and avoidance of conflicts of interest;

•	integrity and telling the truth in all our communications; and

•	individual responsibility and respect within working relationships.
The Code also deals with reporting of unethical or illegal behaviour. It creates a frame of reference for dealing with sensitive and complex issues, and provides for accountability if standards of conduct are not upheld. Waivers are considered only in exceptional circumstances, and any waiver must be reported to the Conduct Review and Risk Policy Committee. Waivers for the members of the Board of Directors or members of the Bank’s top management team must be approved by the Conduct Review and Risk Policy Committee, reported to the Human Resources Committee and promptly disclosed. In the 2006 financial year, no waivers from the Code were granted.
     To enhance understanding throughout our worldwide organization of the values and principles outlined in Our Code of Conduct, an online learning program was designed and implemented, together with regular online testing and tracking of completion by employees, including senior management. Members of the Board of Directors annually acknowledge they have read and understand the Code and certify that they are in compliance with its principles, as they apply to the Bank’s directors.
     The board has approved the establishment and mandate of an Ethics and Compliance Committee, composed of senior management, to monitor effectiveness of the Bank’s overall ethics and compliance program in promoting a corporate culture that encourages ethical conduct and a commitment to compliance with laws and regulations. This committee establishes ethics and compliance training and awareness programs and advises senior management and the board on significant compliance and regulatory issues.

ROYAL BANK OF CANADA	SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES 37

     Where the personal or business relationships or interests of directors may conflict with those of the Bank, directors are required to disclose in writing the nature and extent of the conflict of interest. In the event of a conflict of interest, the director or executive officer will leave the relevant portion of the meeting and the director will not vote or participate in the decision.
Nomination of directors by the Corporate Governance and Public Policy Committee
The board derives its strength from the background, diversity, qualities, skills and experience of its members. Directors are elected by the shareholders at each Annual Meeting to serve for a term expiring on the date of the next Annual Meeting.
     The Corporate Governance and Public Policy Committee, which is composed solely of independent directors, acts as the nominating committee responsible for recommending to the board individuals qualified to become board members. Every year, the Committee considers the competencies and skills that the board, as a whole, should possess. It reviews the credentials and performance of candidates proposed for election to the board, and assesses their competencies and skills. In doing so, it considers their qualification under applicable laws, regulations and rules as well as the needs of the Bank and the talents already represented on the board. Based on its assessment of the existing strengths of the board and the changing needs of the organization, the Committee determines the competencies, skills and personal qualities it should seek in new board members to add value to the organization. The Committee considers all qualified candidates identified by members of the Board of Directors, by management and by shareholders.
     Nominees are selected for such qualities as integrity and ethics, business judgment, independence, business or professional expertise, international experience and residency and familiarity with geographic regions relevant to the Bank’s strategic priorities. The Committee reviews each candidate’s biographical information, assesses each candidate’s suitability against criteria that have been developed by the Committee and set out in the Committee’s charter and considers the results of internal and external due diligence reviews.
     This assessment involves exercise of the Committee’s independent judgment. The Committee uses the same process for evaluating all potential candidates, including those recommended by shareholders. In this context, the Committee considers whether:
•	in personal and professional dealings, the candidate has demonstrated integrity, high ethical standards and commitment to the values expressed in the Bank’s Code of Conduct;
•	the candidate has sufficient time and energy to devote to the performance of duties as a member of the Board of Directors, having regard to positions the candidate holds in other organizations and other business and personal commitments;

•	the candidate possesses knowledge and appreciation of public issues and exhibits familiarity with international, as well as national and local affairs;

•	the candidate has a history of achievements that demonstrates the ability to perform at the highest level and that reflects high standards for themselves and others;

•	the candidate’s background includes business, governmental, professional, non-profit or other experience that is indicative of sound judgment and the ability to provide thoughtful advice;

•	the candidate is likely to take an independent approach and to provide a balanced perspective;

•	the candidate is financially literate and able to read financial statements and other indices for evaluating corporate performance;

•	the candidate has specific skills, expertise or experience that would complement those already represented on the board; and

•	the candidate recognizes the strengths of diversity.
On this basis, the Committee makes recommendations to the board regarding potential director candidates.
External consultants: The Committee has sole authority to retain, and approve the fees of, any external consultants to conduct searches for appropriate candidates, or other external advisors that it determines to be necessary to carry out its duties.
Nomination by shareholders: Any shareholder who wishes to recommend a candidate to be considered by the Committee may do so by submitting the candidate’s name and biographical information, including background, qualifications and experience to: Chairman of the Board, Royal Bank of Canada, Royal Bank Plaza, P.O. Box 1, Toronto, Ontario, Canada M5J 2J5. Potential candidates may be informally approached to determine their interest in joining the board.
Director tenure policies: Directors are not renominated at the Annual Meeting following their 70th birthday. In the following circumstances a director is expected to submit his or her resignation to the Chairman of the Board for determination by the board upon recommendation of the Corporate Governance and Public Policy Committee if:
•	the director is no longer qualified under the Bank Act or other applicable laws;

38 SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES	ROYAL BANK OF CANADA

•	the director does not meet eligibility rules under the board’s conflict of interest guidelines; or

•	the credentials underlying the appointment of the director change.
In addition, board policy requires that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” will tender a resignation to the Chairman of the Board promptly following the Bank’s Annual Meeting. The Corporate Governance and Public Policy Committee will consider the offer of resignation and, except in special circumstances, will be expected to recommend that the board accept the resignation. The Board of Directors will make its decision and announce it in a press release within 90 days following the Annual Meeting, including the reasons for rejecting the resignation, if applicable.
Board size: The Board of Directors has carefully considered issues relating to its size. The optimal size for the board represents a balance between two opposing needs: a business need for strong geographical, professional and industry sector representation; and the need to be small enough to facilitate open and effective dialogue and decision making. In keeping with the board’s determination based on the recommendation of the Corporate Governance and Public Policy Committee, this year 16 nominees are proposed for election as directors at the Annual Meeting on March 2, 2007.
Compensation
Board compensation: The Corporate Governance and Public Policy Committee, which is composed solely of independent directors, reviews the amount and the form of compensation of directors. In recommending the form of directors’ compensation, the Committee seeks to align the interests of directors and shareholders. Directors are required to own Common Shares or Director Deferred Stock Units with a minimum value of $500,000. In addition, directors receive a dedicated annual retainer in the form of Common Shares or Director Deferred Stock Units, which must be retained until retirement from the board. Directors must also retain until retirement ownership of the number of Common Shares that corresponds to one-half of the realizable gain after cost of exercise and imputed taxes on each exercise of options granted under the Director Stock Option Plan prior to the end of 2002, at which time all further grants of options under this Plan were permanently discontinued.
     The Committee has sole authority to retain and approve the fees of any compensation consultant to assist in determining board compensation. The Committee did not retain a consultant for this purpose in 2006 and recommended no increase in board compensation for the coming year.
Directors who are also officers of the Bank receive no remuneration as directors. More specific information concerning the compensation of directors is disclosed under the heading “Compensation of directors” on pages 13 to 15 of this Circular.
Executive compensation: The Human Resources Committee, which is composed solely of independent directors, acts as the compensation committee of the board. This Committee advises the board on compensation and human resource principles, as well as related policies, programs and plans designed to achieve the strategic goals and financial objectives of the Bank. The Committee approves the financial performance objectives and other corporate priorities, such as strategy, talent management and corporate reputation, against which the President and Chief Executive Officer’s performance is assessed.
     The President and Chief Executive Officer’s compensation is approved by the board’s independent directors based on the recommendation of the Human Resources Committee, in light of the Bank’s performance against approved objectives and comparable financial institutions.
     The Human Resources Committee also makes recommendations to the board on the compensation of other senior management. The process by which the board determines compensation for senior officers is described in this Circular under the heading “Report on executive compensation.” The Committee has sole authority to retain, and approve the fees of, any independent compensation consultant to assist in determining compensation of officers of the Bank. Details of compensation consultants retained to assist in determining compensation for the Bank’s senior officers are provided on page 16 of this Circular under the subheading “Report on executive compensation – Independent advice.”
Committees of the Board of Directors
To assist it in exercising its responsibilities, the board has established four committees. Each committee is composed entirely of non-management directors. The Audit Committee, the Corporate Governance and Public Policy Committee (the board’s nominating committee) and the Human Resources Committee (the board’s compensation committee) are composed solely of independent directors. A significant majority of the members of the Conduct Review and Risk Policy Committee are independent. Each committee is chaired by an independent director. Each committee may engage external advisors at the expense of the Bank. The Board of Directors does not have an executive committee.

ROYAL BANK OF CANADA	SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES 39

Corporate Governance and Public Policy Committee
Members: D.P. O’Brien (Chair), W.G. Beattie, J.T. Ferguson, P. Gauthier, T.J. Hearn, B.C. Louie, V.L. Young
At the Bank, ensuring the effectiveness of the board is an ongoing process, at the centre of which is a strong, independent Corporate Governance and Public Policy Committee. In addition to serving as the nominating committee of the board, this Committee:
•	advises and assists the board in applying governance principles and practices;

•	monitors developments in corporate governance, adapting best practices to the needs and circumstances of the Bank;

•	reviews shareholder proposals and recommends to the board responses to the proposals; and

•	makes recommendations regarding the effectiveness of the system of corporate governance at the Bank, including:
•	the information requirements of the board;

•	the frequency and content of meetings;

•	communication processes between the board and management;

•	the charters of the board and its committees; and

•	policies governing retirement or resignation of board members and the size and composition of the board.
Human Resources Committee
Members: J.T. Ferguson (Chair), G.A. Cohon, D.T. Elix, D.P. O’Brien, R.B. Peterson, K.P. Taylor
In addition to its role in setting executive compensation, the independent Human Resources Committee annually approves the Code of Conduct, reviews senior talent development programs and executive compensation disclosure and advises the board on matters concerning the Bank’s pension plans.
Audit Committee
Members: R.B. Peterson (Chair), G.A. Cohon, T.J. Hearn, A.D. Laberge, J. Lamarre, J.P. Reinhard, K.P. Taylor
All members of the Audit Committee must be independent directors who also meet additional independence standards specified for Audit Committee members in our Director Independence Policy. None of the members of the Committee receives, directly or indirectly, any compensation from the Bank, other than for service as a director and a member of the board committees of the Bank or of a subsidiary.
     All members of the Committee are financially literate. In considering criteria for determinations of financial literacy, the board looks at the ability to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution.
     The board has determined that each of Alice D. Laberge and J. Pedro Reinhard qualifies as an “audit committee financial expert” as defined by SEC rules.
     Board policy provides that none of the members of the Audit Committee will serve on the audit committees of more than three public companies, including the Bank.
     The Committee assists the board in its oversight of:
•	the integrity of the Bank’s financial statements;

•	the external auditor’s qualifications and independence;

•	the performance of the Bank’s internal audit function;

•	the performance of the Bank’s external auditor;

•	the adequacy and effectiveness of internal controls; and

•	compliance with legal and regulatory matters.
Subject to the powers of the shareholders under the Bank Act to appoint and revoke the appointment of the external auditor, the Committee has the authority and responsibility to recommend the appointment and revocation of appointment of the external auditor and to approve the external auditor’s remuneration. The Committee is directly responsible for the oversight of the work of the external auditor, including resolution of differences between management and the external auditor regarding financial reporting. It has sole authority to approve all audit engagement fees and terms, as well as the provision of any legally permissible non-audit services provided by the external auditor, and has established policies and procedures for the pre-approval of audit and legally permissible non-audit services. The Committee is responsible for reviewing the independence and objectivity of the external auditor, including reviewing any relationships between the external auditor and the Bank that may affect the external auditor’s independence and objectivity. The Audit Committee is also charged with reviewing with the external auditor any audit issues and management’s response.
     Among other things, the Committee reviews:
•	the annual and quarterly financial statements, the annual information form, the annual and quarterly management’s discussion and analysis and earnings press releases;

•	investments and transactions that could adversely affect the well-being of the Bank, as identified by the external auditor or management;

•	prospectuses relating to the issuance of securities by the Bank; and

•	any significant issues reported to management by the internal audit function and management’s responses to any such reports.

40 SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES	ROYAL BANK OF CANADA

The Audit Committee’s charter provides that the Committee will, at least quarterly, meet separately with the external auditor, the Chief Internal Auditor and management to discuss and review specific issues as appropriate. The Committee has oversight responsibility for management reporting on internal controls and requires that management implement and maintain appropriate internal control procedures, including internal controls over financial reporting and for the prevention and detection of fraud and error. The Committee meets with the Chief Internal Auditor and with management to assess the adequacy and effectiveness of these systems of internal control. In addition, the Committee has established procedures for the receipt and resolution by the Bank of complaints concerning accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters.
     For further information relating to the Audit Committee and the Bank’s external auditor, please refer to the Report of the Audit Committee on pages 10 and 11 of this Circular and to the section entitled “Audit Committee” in the Bank’s annual information form dated November 29, 2006. The annual information form may be found on SEDAR at sedar.com or obtained on request from the Secretary of the Bank.
Conduct Review and Risk Policy Committee
Members: J.P. Reinhard (Chair), W.G. Beattie, P. Gauthier, A.D. Laberge, J. Lamarre, B.C. Louie, M.H. McCain, V.L. Young
The other standing committee of the board is the Conduct Review and Risk Policy Committee. As a matter of board policy, a majority of the members of the Conduct Review and Risk Policy Committee must be independent. Currently, seven of the eight members of the Committee are independent.
     The purpose of the Committee is to ensure that management has established policies and procedures relating to compliance with the self-dealing provisions of the Bank Act and to direct and oversee risk management of the Bank and its business groups, ensuring that management has in place policies and processes to manage significant risks, including compliance with applicable laws and regulations.
     The Committee considers the significant risks to which the Bank is exposed, under the Bank’s risk framework, and the policies, procedures and controls used by management to assess and manage these risks. The Committee also reviews actions taken to ensure a sound and consistent risk profile.
Assessments of the board, its committees and board members
To serve the interests of shareholders and other stakeholders, governance must improve continuously and the Bank’s governance system is subject to ongoing review and assessment. The Board of Directors employs a number of mechanisms to assess its own performance:
•	The directors conduct an annual evaluation of the performance and effectiveness of the board in light of its charter. The resulting data is analyzed by an independent external consultant and reviewed by the Corporate Governance and Public Policy Committee and the Board of Directors.

•	In addition, each committee annually evaluates its effectiveness in carrying out the duties specified in its charter.

•	There is also a process for regular written peer review to assess individual directors on the attributes that contribute to an effective board. This consists of both an evaluation of peers and a self-evaluation.

•	The written peer evaluation process is complemented with one-on-one meetings between the Chairman of the Board and each director.
Controls and certifications
The Bank has disclosure controls and procedures designed to ensure that material information relating to the Bank is communicated to senior executives of the Bank, including the President and Chief Executive Officer and Chief Financial Officer, and to the Bank’s Disclosure Committee.
     The Bank’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
     The Bank’s Disclosure Committee is responsible for ensuring there is an adequate and effective process for establishing, maintaining and evaluating disclosure controls and procedures for the Bank’s external disclosures. Senior management, with the assistance of the Disclosure Committee, is responsible for establishing and maintaining adequate internal control over financial reporting as well as annually evaluating the effectiveness of these controls.
     In addition to their certifications regarding the Bank’s disclosure controls and procedures and internal control over financial reporting, the President and Chief Executive Officer and the Chief Financial Officer, following review by senior management and the Disclosure Committee, also certify that the Bank’s annual filings filed with Canadian securities regulatory authorities and the SEC do not contain an untrue statement of a material fact or omit to state a material fact, and that the financial statements and other financial information included in the annual filings fairly present, in all material respects, the financial condition and results of operations of the Bank.

ROYAL BANK OF CANADA	SCHEDULE ‘B’ – STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES 41

     The President and Chief Executive Officer and Chief Financial Officer also certify the financial statements and other financial information included in the Bank’s quarterly reports and certify that the design and operation of the Bank’s disclosure controls and procedures and internal control over financial reporting are effective.
Subsidiary Governance Office
The Bank’s Subsidiary Governance Office (SGO) enhances and harmonizes governance in the Bank’s subsidiaries.
     The SGO advises on the creation, acquisition, reorganization and termination of subsidiaries by any business or functional unit. Web-based software allows quick and easy access to up-to-date corporate information on all of the Bank’s subsidiaries by all parts of the Bank’s global network.
     The SGO promotes consistency, simplicity and transparency in the organizational structure of the Bank and its subsidiaries. In this regard, the SGO establishes and communicates policies on subsidiary board composition and functioning, the role and qualifications of corporate secretaries and the lifecycle management of subsidiaries. It also plays a key role in maintaining accurate corporate information.
Additional governance disclosure
Additional information about the Bank’s governance practices can be found on pages 14 to 16 of our Annual Report.
The following information is available at rbc.com/governance:
•	governance information from our Annual Report;

•	the Code of Conduct;

•	the charters of the Board of Directors and of its committees;

•	the Director Independence Policy;

•	position descriptions for the Chairman of the Board, the chairs of committees of the board and the President and Chief Executive Officer;

•	a summary of significant differences between the NYSE Rules and the Bank’s governance practices;

•	the Corporate Responsibility Report; and

•	this Statement of Corporate Governance Practices and Guidelines.
Printed versions of any of these documents can be obtained from the Secretary of the Bank, 200 Bay Street, South Tower, Toronto, Ontario, Canada M5J 2J5.

42 APPENDIX ‘1’ – DIRECTOR INDEPENDENCE POLICY	ROYAL BANK OF CANADA

Appendix ‘1’	Director Independence Policy

A substantial majority of the Board of Directors of the Bank will be independent as determined by this policy. The Audit Committee, Corporate Governance and Public Policy Committee and Human Resources Committee will be composed solely of independent directors. The Conduct Review and Risk Policy Committee will be composed of a majority of independent directors.
     A director will be considered independent only if the board has affirmatively determined that the director has no direct or indirect material relationship(1) with the Bank(2). A director who qualifies as independent under this policy will be “independent” as determined by both National Policy 58-201 (the Canadian Corporate Governance Guidelines) and the New York Stock Exchange’s Corporate Governance Listing Standards (the NYSE Rules).
     In considering the nature and extent of the director’s relationships with the Bank, the board will be guided by criteria, as set out below, adapted from the “affiliated persons” regulations under the Bank Act and the definitions of “independence” in the Canadian Corporate Governance Guidelines and the NYSE Rules.
A director will be considered NOT to be independent if:
1.	The director or the director’s spouse is (or in any of the last three years was) an employee or executive officer(3) of the Bank or any subsidiary of the Bank, or the director has an immediate family member(4), other than the director’s spouse, who is (or in any of the last three years was) an executive officer of the Bank or any subsidiary of the Bank;

2.	The director received, or an immediate family member of the director (as an executive officer, or other than in the capacity of an employee) received, more than C$75,000 in direct compensation(5) from the Bank in any 12-month period within the last three years;

3.	The director or the director’s spouse has a significant interest(6) in a class of shares of the Bank;

4.	The director or the director’s spouse has a substantial investment(7) in an affiliate of the Bank;

5.	The director or the director’s spouse is a significant borrower(8), an officer or employee of a significant borrower, or controls one or more entities(9) which together would constitute a “significant borrower” of the Bank;
6.	(a)	The director or an immediate family member is a current partner of a firm that is the Bank’s internal or external auditor;

	(b)	The director is a current employee of such a firm;
(c)	The director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

(d)	The director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Bank’s audit within that time;
7.	Any of the Bank’s current executive officers serves (or in any of the last three years served) on the compensation committee of an entity that concurrently employed, as an executive officer, the director or an immediate family member of the director;

8.	The director is an employee or executive officer (or has an immediate family member who is an executive officer) of a company (which term includes any parent or subsidiary in a consolidated group with the company), which in any of its last three fiscal years made payments to or received payments from the Bank for property or services in an amount that exceeds the greater of 2% of such company’s consolidated gross revenues and C$1.5 million (or US$1 million, whichever is less);

9.	The director or the director’s spouse is:
(a)	an individual;

(b)	a partner in or an employee of a partnership; or

(c)	an officer or an employee of, or a person who has a substantial investment in, a company that annually receives payments from the Bank for goods or services in an amount that exceeds 10% of the total annual billings of the person, partnership or company, as the case may be;

10.	The Bank has any credit exposure(10) to:
(a)	the director, or the director’s spouse; or

(b)	an entity (i) controlled by the director, or the director’s spouse, (ii) in which the director or the director’s spouse has an investment equal to 15% or more of his or her net worth, (iii) for which the director or the director’s spouse is an employee, executive officer or has a similar position, or (iv) for which the director or the director’s spouse could reasonably be deemed to have a material influence on the management of such entity that the Bank’s Chief Risk Officer has not certified(11) to:
(A)	be made in compliance with the Bank Act and its regulations;

ROYAL BANK OF CANADA	APPENDIX ‘1’ – DIRECTOR INDEPENDENCE POLICY 43

(B)	have resulted from a transaction made on terms and conditions (including underwriting standards, where relevant) no more favourable than the Bank would offer to similarly situated customers that have no material relationship to the Bank (i.e., market terms and conditions), and the Bank’s normal credit process was followed in connection with the transaction;

(C)	be in good standing as defined by the Bank Act(12);

(D)	not involve a more than normal risk of collectability; and

(E)	be an arrangement that could be easily and promptly replaced by the borrower or counterparty by entering into a similar arrangement with another institution, on terms substantially similar to the current terms;
11.	The Bank has any credit exposure to an entity, of which a director of the Bank or a director’s spouse is also a director, which is not in good standing, or which has been granted as an exception to the Bank’s credit policy and has not been reviewed or approved by the board’s Conduct Review and Risk Policy Committee; or

12.	The Bank beneficially owns(13) 5% or more of any class of equity securities of an entity (a) controlled by the director, (b) in which the director has an investment equal to 15% or more of the director’s net worth, (c) for which the director is an executive officer or has a similar position, or (d) for which the director could reasonably be deemed to have a material influence on the management of such entity.
Relationships that do not affect director independence
Subject to the foregoing, the relationships below are presumed not to affect a director’s independence, unless otherwise determined by the board in respect of a specific director relationship. The fact that a particular relationship is not listed here does not mean that the relationship affects the independence of a director.
•	Having previously acted as an interim chief executive officer of the Bank or acting, or having previously acted, as a chair or vice-chair of the board or of any board committee of the Bank on a part-time basis.

•	Maintaining a brokerage, margin, banking or similar account with the Bank, so long as the director does not receive any benefit not customarily provided by the Bank to similar account holders who are not directors of the Bank.
•	Purchasing investment services, investment products, securities, insurance products or other products and services from the Bank on terms no more favourable to the director than those customarily offered to similar persons who are not directors of the Bank.

•	The existence of a credit exposure of the type described in Section 10 above for which the certification of the Bank’s Chief Risk Officer contemplated by such section has been received.

•	Owning equity or other securities of the Bank, provided that such ownership does not constitute a significant interest under this policy.

•	Receiving compensation for services rendered to the Bank as a consultant or in any capacity, so long as such compensation does not exceed C$75,000 in any fiscal year.

•	Owning an interest in a partnership or fund which is sponsored or managed by the Bank, so long as the terms on which the director acquired the interest and participates in the fund are no more favourable to the director than the terms upon which persons who are not directors of the Bank acquired their interests and participate in the partnership or fund.

•	Any other relationship or transaction in which the amount involved does not exceed C$75,000.

•	The Bank, whether directly or indirectly, such as through a foundation, making contributions or agreeing to make contributions to a tax-exempt organization of which the director is an executive officer or director (or person holding a similar position), if such payments do not exceed the greater of 2% of the tax-exempt organization’s gross revenues and C$1.5 million (or US$1 million, whichever is less), in any of the past three fiscal years.

•	Providing goods or services to the Bank, or being an executive officer, partner or employee of or person who has a substantial investment in an entity that provides goods or services to the Bank, so long as the total annual billings to the Bank in respect of the goods and services provided does not exceed 0.5% of the gross revenue of the person or entity, as the case maybe, in any of its three most recent fiscal years.

•	Having an immediate family member with any of the above relationships.

44 APPENDIX ‘1’ – DIRECTOR INDEPENDENCE POLICY	ROYAL BANK OF CANADA

Additional considerations for Audit Committee members
All members of the Audit Committee must be affirmatively determined by the board to be independent with reference to the above considerations.
     In addition, a director who accepts, directly or indirectly, any consulting, advisory or other compensatory fee(14) from the Bank (other than as remuneration for acting as a member of the board or any board committee, or as a part-time chair or vice-chair of the board or any board committee) will not be considered to be independent for the purposes of serving on the Audit Committee.
Indirect acceptance of compensation includes payments to:

i.	a spouse, minor children or stepchildren, or children or stepchildren sharing a home with the member; or

ii.	an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Bank.

(1)	A “material relationship” is a relationship which could, in the view of the Bank’s Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment. Indirect material relationships shall include material relationships as a partner, shareholder or officer of an organization that has a relationship with the Bank.

(2)	“Bank” includes the Bank and its subsidiaries.

(3)	“Executive officer” means an entity’s chair or vice-chair (if such positions are held on a full-time basis), president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the entity. Executive officers of subsidiaries may be deemed executive officers of the entity if they perform such policy making functions for the entity.

(4)	“Immediate family member” of a director means the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

(5)	“Compensation” does not include remuneration for acting as a member of the board or any board committee, or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Bank if the compensation is not contingent in any way on continued service.

(6)	A person has a significant interest in a class of shares of the Bank if the aggregate of shares of that class beneficially owned by that person and by entities controlled by that person exceeds 10% of outstanding shares of that class of shares of the Bank.

(7)	A person has a substantial investment in an entity if the person and any entities controlled by the person together beneficially own shares (i) to which are attached voting rights exceeding 10% of the voting rights attaching to outstanding voting shares of the entity, or (ii) which represent ownership of more than 25% of the shareholders’ equity of the entity.

(8)	A “significant borrower” is a natural person indebted to the Bank in an amount exceeding 1/50th of 1% of the Bank’s regulatory capital, or an entity which has indebtedness to the Bank in an amount which exceeds the greater of 1/20th of 1% of the Bank’s regulatory capital and 25% of the value of the entity’s assets.

(9)	An “entity” means a corporation, limited liability company, partnership, trust, fund, joint venture, unincorporated association or organization, or any other type of entity.

(10)	“Credit exposure” includes loans, committed credit facilities, investment in securities including commercial paper, acceptances, other debt securities, margin loans, mortgages, preferred stock and exposure through derivative instruments.

(11)	The certification will provide that in the event of a material change to the facts certified, the Bank’s Corporate Governance and Public Policy Committee will be promptly advised.

(12)	“Not in good standing,” in respect of a loan, means a loan in respect of which (i) any payment of principal or interest is 90 days or more overdue, (ii) interest is not being accrued on the books of the Bank because it is doubtful whether the principal or interest will be paid or recovered, or (iii) the rate of interest is reduced by the Bank because the borrower is financially weak.

(13)	A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of such security, or (ii) investment power, which includes the power to dispose or to direct the disposition of such security.

(14)	Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Bank if the compensation is not contingent in any way on continued service.

ROYAL BANK OF CANADA	APPENDIX ‘2’ – CHARTER OF THE BOARD OF DIRECTORS 45

Appendix ‘2’	Charter of the Board of Directors

The role of the board has two fundamental elements: decision making and oversight. The decision making function is exercised with respect to the formulation with management of fundamental policies and strategic goals and through the approval of certain significant actions; the oversight function concerns the review of management decisions, the adequacy of systems and controls and the implementation of policies. The Board of Directors establishes formal delegations of authority, defining the limits of management’s power and authority and delegating to management certain powers to manage the business of the Bank. The delegations of authority conform to statutory limitations specifying responsibilities of the board that cannot be delegated to management. Any responsibilities not delegated to management remain with the Board of Directors and its committees.
     Among the board activities that derive from these responsibilities are:
1.	Strategic planning process

•	Supervising the formulation of the strategic direction, plans and priorities of the Bank and annually approving the strategic plan.

•	Monitoring implementation and effectiveness of the approved strategic and operating plans.

•	Reviewing and approving the corporate financial objectives and operating plans and actions of the Bank, including capital allocations, expenditures and transactions which exceed threshold amounts set by the board.

•	Approving major business decisions.
2.	Identification and management of risks

•	Ensuring that processes are in place to identify the principal risks of the Bank’s business.

•	Reviewing the systems that are implemented by management to manage those risks.

•	Reviewing the processes that ensure compliance with applicable regulatory, corporate, securities and other legal requirements.
3.	Succession planning and evaluation of management performance

•	Supervising the succession planning processes of the Bank, including the selection, appointment, development, evaluation and compensation of the Chairman of the Board, the Chief Executive Officer and the senior management team.
4.	Oversight of communications and public disclosure

•	Assessing the effectiveness of the Bank’s communications, including measures for receiving feedback from stakeholders.

•	Overseeing establishment of processes for accurate, timely and full public disclosure, including the Bank’s disclosure policy.

•	Reviewing due diligence processes and controls in connection with certification of the Bank’s financial statements.
5.	Internal controls

•	Reviewing the effectiveness of the Bank’s internal controls and the Bank’s management information systems.

•	Establishing the Bank’s values, as set out in policies expressed in the Code of Conduct.

•	Reviewing the Bank’s financial statements and overseeing its compliance with applicable audit, accounting and reporting requirements.

•	Approving dividends, as well as capital allocations, expenditures and transactions which exceed threshold amounts set by the board.
6.	Governance

•	Developing a set of corporate governance principles and guidelines.

•	Establishing appropriate structures and procedures to allow the board to function independently of management.

•	Establishing board committees and defining their mandates to assist the board in carrying out its roles and responsibilities.

•	Setting expectations and responsibilities of directors, including attendance at, preparation for, and participation in meetings.

•	Undertaking regular evaluation of the board, its committees and its members, and reviewing its composition with a view to the effectiveness and independence of the board and its members.

46 SCHEDULE ‘C’ – SHAREHOLDER PROPOSALS	ROYAL BANK OF CANADA

Schedule ‘C’	Shareholder proposals

The following seven shareholder proposals have been submitted for consideration at the Annual Meeting of Common Shareholders. These proposals and their supporting statements represent the views of the shareholders submitting them. They are set out in this Circular as required by the Bank Act.

The Mouvement d’éducation et de défense des actionnaires (MÉDAC) of 82 Sherbrooke Street West, Montreal, Quebec H2X 1X3 has submitted six proposals. The proposals and MÉDAC’s supporting comments (translated from French to English) are set out in italics below.
Proposal No. 1: Disclose in Annual Report details of compensation experts
It is proposed that disclosure be made in the Bank’s Annual Report of the names of compensation “experts,” the term of their engagement, the sums paid to them, the firms to which they belong, the evaluation criteria they use and, if applicable, any other form of remuneration paid to them or their affiliated firms.
     The prodigious compensation of executive officers of public companies has been universally condemned in recent years. It is time for shareholders to put a stop to these practices! Jean-François Kahn, a French media owner, writes:
     “When top executives vote in favour of astronomical pay, golden handshakes or outrageous bonuses for themselves, it proves that they are incredibly disconnected from reality, that they suffer from a form of madness. No one is 600 times, let alone 1,400 times, more intelligent than anyone else. We should demand that stock options be taxed at 90%” [translation].
     The culture of greed and rapacity that pervades many public companies is corrosive and destructive and the cause of the proliferation of scandals that abound in the industrialized world.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
The Human Resources Committee, which is composed solely of independent directors, acts as the compensation committee of the Board of Directors. Management of the Bank does not participate in determining its own compensation. In accordance with the highest standards of governance in Canada and the United States, the Human Resources Committee has sole authority to retain and approve the fees of any independent compensation consultant to assist in determining compensation of senior officers of the Bank. The Bank already provides disclosure concerning the Committee’s consultant, substantially meeting the suggestions in this proposal. The Bank discloses fees paid to the consultant, going beyond mandated disclosure requirements in so doing. This disclosure is set out on page 16 of this Circular under the subheading “Independent advice.” The Bank will continue to provide clear and transparent disclosure as governance standards evolve.
Proposal No. 2: Correlation between executive compensation and the Bank’s salaries, costs and financial success
It is proposed that executive compensation be related to average salaries of employees, the Bank’s costs and its financial successes.
     The relationship between executive compensation, including stock options, and average salaries of employees of the Bank should be disclosed. Compensation should be awarded based on the financial results obtained. A recent study by the Ontario Municipal Employees Retirement System (OMERS) was unable to establish any correlation between the financial success of over 60 publicly listed Canadian companies, including Royal Bank, and executive compensation. It is therefore logical to conclude that executive compensation at the Bank is fixed arbitrarily, without regard for principles of good governance and the interests of shareholders.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
The Bank’s total compensation is competitive and performance-driven. The Bank has a pay-for-performance approach to compensation that reinforces the link between an individual’s contribution and the Bank’s financial performance.
     The board’s Human Resources Committee, which is composed solely of independent directors, serves as its compensation committee. The compensation policies and practices established by the Committee have a long-term focus, and total compensation incorporates challenging performance goals with a view to motivating the Bank’s top management team to create shareholder value.
     The Committee provides shareholders with extensive and transparent disclosure relating to executive compensation. As a measure of effective use of compensation, the Bank, as a best practice company, discloses ratios of aggregate compensation to Market Capitalization and Net Income After Tax for the Chief Executive Officer, Chief Financial Officer and the next three highest-paid Named Executive Officers in a policy setting role. The strong correlation between the Bank’s performance and executive compensation is disclosed on page 22 of this Circular under the heading “Executive compensation.”

ROYAL BANK OF CANADA	SCHEDULE ‘C’ – SHAREHOLDER PROPOSALS 47

Proposal No. 3: Align executive stock option awards to the Bank’s Economic Value Added
It is proposed that stock options awarded to executive officers be aligned strictly according to the Bank’s Economic Value Added (EVA).
     Stock options granted to executives create an incentive to increase the value of the shares in the short term, to the detriment of the interests of the Bank’s shareholders. “If options vest immediately, you might as well just give them cash and get it over with,” said Robert Bertram, Executive Vice-President of the powerful Ontario Teachers’ Pension Plan Board (Teachers’). “Don’t go through the illusion that you are trying to tie them into shareholder value. Clearly the shareholders’ interests are not being taken care of in those plans.”
     The cost of the options and their exercise must be tied to the creation of value for shareholders. If profits rise faster than debt, the economic value added is positive. If economic value added (EVA) is positive, management has created value for shareholders; if EVA is negative, management has put shareholders’ equity at risk, even if in the short term the stock trades at a higher value.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
The board’s independent Human Resources Committee establishes compensation policies and practices designed to align executive compensation with the achievement of the Bank’s financial objectives. The Committee believes in the importance of performance-based compensation and the proper role of equity-based incentives, including stock options.
     As disclosed annually in this Circular, the Bank’s stock option grants are designed to focus senior management on enhancing long-term shareholder value. The Bank’s stock options do not vest immediately, but rather over a four-year period. In addition, the Bank’s Chief Executive Officer and top management team have agreed that for one year following the exercise of any options, they will hold Common Shares with a value equivalent to the after-tax gain realized through the exercise of the options.
     It is in the best interests of shareholders to preserve the flexibility and discretion of the independent Human Resources Committee to ensure long-term incentive design is the most appropriate for achieving the Bank’s strategic objectives and financial goals. Best practices for measuring corporate performance evolve over time.
Proposal No. 4: Increase to one-third the percentage of women on the Bank’s Board of Directors
It is proposed that, no later than three years from the date hereof, at least one-third of the members of the Bank’s Board of Directors be women.
     The percentage of women on the Bank’s Board of Directors is ridiculously low, as a result of an old and outdated tradition of relegating women to an inferior status in large financial institutions, despite the fact that women represent more than half of university graduates. In Quebec, 24 crown corporations will in future be obliged to see that half of their board members are women. This example should be followed in the longer term by the Bank, which is currently representative of an almost venerable age, illustrating how the immense majority of boards of directors of public companies continue to be a male preserve. This is borne out by the fact that 30% of the boards of Canadian companies have only one woman director; 12% have two; 4% have three; 1% have four and 1% have 5, with National Bank of Canada, exceptionally, figuring in the latter category.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
The Board of Directors supports the objective of increasing the number of women on the board. The Corporate Governance and Public Policy Committee serves as the nominating committee for the board. The process followed by the Committee is described on page 37 of this Circular under the heading “Nomination of directors by the Corporate Governance and Public Policy Committee.” Of the 16 individuals proposed in this Circular for election to the Board of Directors, three, or 19%, are women. The Committee will continue to place a special emphasis on recruiting women to serve on the board as opportunities arise. However, the board believes it must maintain flexibility in seeking to identify highly qualified candidates to serve the best interests of the Bank and its shareholders.

48 SCHEDULE ‘C’ – SHAREHOLDER PROPOSALS	ROYAL BANK OF CANADA

Proposal No. 5: Include in Annual Report an exhaustive summary of financial statements of subsidiaries
It is proposed that the Annual Report include an exhaustive summary of the financial statements of the Bank’s subsidiaries.
     Section 157(2) of the Canada Business Corporations Act and section 310(2) of the Bank Act state that: “Shareholders of a corporation and their personal representatives may on request examine the statements of [subsidiaries] during the usual business hours of the corporation and may make extracts free of charge.” When the company objects to a shareholder’s request to examine the statements, the shareholder has to incur significant legal expenses, making the recognition of this right difficult or illusory, although it could be satisfied in part by the publication in the Annual Report of a summary of the financial statements of the Bank’s subsidiaries.
     In truth, a prudent shareholder can only cast his vote based on accurate, audited information regarding all the business’s operations, including subsidiaries whose financial statements are currently shielded from examination by the shareholders. A culture of secrecy is inconsistent with principles of good governance. It is contrary to logic and to the nature of things that a publicly listed company which raises funds publicly should be both public and private!
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
Since the financial results of the Bank are audited and reported to shareholders on a consolidated basis, the financial results of all of the subsidiaries of the Bank are reflected in these audited financial statements. The board believes that publishing a further summary of the financial statements of the Bank’s many subsidiaries would add to the complexity, length and cost of the Annual Report and would not assist shareholders in seeking to understand the Bank’s operations.
Proposal No. 6: Disclose information on direct or indirect involvement in hedge funds
In view of the great concern expressed by numerous observers and regulators about the effects of so-called hedge funds on the stability of the financial system, it is proposed that the Bank disclose information on its direct or indirect involvement in such operations.
     “The power of hedge funds is a threat to global finance” [translation] was a headline in the Monde Économie supplement on October 3, 2006. The article referred particularly to the speculative American hedge fund Amaranth, which in two days lost over US$6 billion, or over half its assets, by speculating on natural gas markets. The article recalled the collapse of another American fund, LTCM, which forced the U.S. Federal Reserve to lower its interest rates in order to avoid a chain reaction in the financial system. Meanwhile, on October 5, 2006, La Presse reported a recommendation of the IDA* that speculative funds be regulated in order to protect investors. These funds have tripled in number in recent years. Most of them, based in tax havens, remain opaque and beyond the reach of controls. They are only indirectly regulated through the supervision of the banks whose creditors they are.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
Given the size and scope of the Bank, there are a number of business units that interact with hedge funds while providing products and services to clients. Our exposure to hedge funds comes from three different business lines: trading-related exposure, prime brokerage (funding and execution services for hedge funds) and lending to funds of funds. All of these activities are collateralized with a small portion of the trading-related exposure being unsecured. In addition, we have indirect exposure through our alternative assets and structured products businesses. The revenue that the Bank earns from activities related to hedge funds is not significant in the context of the Bank’s total revenue for fiscal 2006.
     On a regular basis, the Conduct Review and Risk Policy Committee of the Board of Directors reviews the Bank’s risk management policies and practices and monitors the Bank’s risk exposure, including its exposure to hedge funds. As well, the Bank conducts regular extensive due diligence on our hedge fund counterparties as part of the controls on the exposure to this sector. The Annual Report contains extensive disclosure as to the risks of the Bank’s businesses and operations and the Bank’s approach to ensuring an effective risk control environment is in place.
     On this basis, the Board of Directors does not feel that further disclosure is required.

Mr. J. Robert (Bob) Verdun of 153-B Wilfred Avenue, Kitchener, Ontario N2A 1X2 has submitted one proposal. The proposal and Mr. Verdun’s supporting comments are set out verbatim in italics below.
Proposal No. 7: Tightening the definition of “independent” director
A Director of this Bank shall not be qualified as “independent” if that Director was a Named Executive Officer of another company at the same time as one of the current Named Executive Officers of this Bank. This means that if any of the current “top five” officers of this Bank previously held a top-level executive position in another company, the other Named Executive Officers with whom he or she served at that

* Investment Dealers’ Association of Canada.

ROYAL BANK OF CANADA	SCHEDULE ‘C’ – SHAREHOLDER PROPOSALS 49

other company shall not be qualified as “independent” Directors of this Bank as long as the former colleague continues to be employed as a Named Executive Officer of this Bank. The New York Stock Exchange is continually tightening the definition of “independent director,” and calls upon listed companies to “consider all relevant facts and circumstances” when determining a director’s independence. This proposed policy is consistent with that NYSE directive.
Shareholder’s Statement:
Prior to October 2000, Karen Maidment was Chief Financial Officer of Clarica Life Insurance Company, while Robert Astley was Chief Executive Officer of the same company. Ms. Maidment, now the CFO of Bank of Montreal, is very closely associated with Mr. Astley, having spoken in his support at an event sponsored by BMO in his home community of Waterloo, Ontario, after Mr. Astley’s former company was found by a judicial inquiry to have acted unethically in the financing of RIM Park in the City of Waterloo. As a Director of Bank of Montreal, Mr. Astley is a member of the Management Compensation Committee, which is responsible for setting Ms. Maidment’s income package. Under NYSE policy, the compensation committee must consist entirely of independent Directors. Tightening the definition would eliminate this type of failure of independent supervision of Named Executive Officers.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
The Bank’s Board of Directors meets all independence requirements under applicable laws, as well as the NYSE corporate governance standards, and has affirmatively determined that 14 of the 16 director nominees (or 87.5%) are independent. To assist it in making determinations as to the independence of individual directors, the board has followed best practices in adopting an extensive Director Independence Policy, which is disclosed on pages 42 to 44 of this Circular. Directors annually complete a detailed questionnaire concerning personal and business relationships with the Bank. The board then analyzes any relevant relationships between each director and the Bank and considers all pertinent facts and circumstances. The Board of Directors believes this process for determining the independence of individual directors is in the best interests of the Bank and its shareholders.

Mr. J. Robert (Bob) Verdun submitted another proposal advocating the “STAR” principle of executive compensation, under which the most senior executives of the Bank would be paid in a manner that is Simplified, Transparent, Allocated (to future years as appropriate), and Retractable (in case of catastrophic events significantly impacting the Bank’s profits). Following discussions with the Bank, Mr. Verdun withdrew the proposal in recognition of the Bank’s continuing constructive reforms to executive compensation as disclosed in this Circular. These innovations include, among other things, reliance on performance based equity programs inclusive of a zero-pay outcome, meaningful share ownership requirements and extended retention of shares resulting from option exercises. The Bank acknowledges Mr. Verdun’s efforts in critically reviewing current practices with a view to enhancing corporate governance.

Mr. Bob Brown of Leon A. Brown Ltd., Winnipeg, Manitoba, submitted a shareholder proposal suggesting that the Bank withhold for disbursement to charity one cent per share of the dividends that would otherwise be paid to shareholders. Mr. Brown withdrew this proposal in light of the fact that the Bank’s total community support in 2006 was more than C$65 million worldwide and the Bank was named Canada’s most socially responsible corporation for the 11th successive year.

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